Exhibit 2.1
STOCK PURCHASE AGREEMENT
Between
DanChem Holdings, LLC
and
Synalloy Corporation
dated as of
October 22, 2021

i

LIST OF EXHIBITS
Exhibit A    Target Working Capital Example Calculation
Exhibit B    Form of Escrow Agreement
Exhibit C    Form of Preliminary Adjustment Statement
Exhibit D    Applicable Accounting Principles
Exhibit E    R&W Insurance Policy

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 22, 2021, by and between DANCHEM HOLDINGS, LLC, a Delaware limited liability company (“Seller”), and Synalloy Corporation, a Delaware corporation (“Buyer”). Each of Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Seller owns all of the issued and outstanding shares of common stock (the “Shares”) of DanChem Technologies, Inc., a Delaware corporation (the “Company”); and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I.
Definitions
The following terms have the meanings specified or referred to in this Article I:
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.
“Affiliated Entities” has the meaning set forth in Section 6.08(c).
“Affiliated Personnel” has the meaning set forth in Section 6.08(c).
“Aggregate Minimum Loss” has the meaning set forth in Section 8.04(a).
“Agreement” has the meaning set forth in the preamble.
“Anti-Corruption Laws” means, as enacted and in effect on the date hereof: the Foreign Corrupt Practices Act of 1977, as administered and enforced by the U.S. Department of Justice and U.S. Securities and Exchange Commission; any applicable Laws implementing the Organization of Economic Cooperation and Development Convention on Combating the Bribery of Foreign Public Officials in International Business Transactions; or other applicable conventions and any other applicable anti-bribery or anti-corruption law administered and enforced by a competent authority applicable to the Company or any of its operations or activities.
“Antitrust Laws” means the HSR Act and any other domestic or foreign Laws related to antitrust, competition, restraint of trade, investment or merger controls.

“Applicable Accounting Principles” has the meaning set forth in Section 2.04.
“Audited Financial Statements” has the meaning set forth in Section 4.05.
“Balance Sheet” has the meaning set forth in Section 4.05.
“Balance Sheet Date” has the meaning set forth in Section 4.05.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Cleveland, Ohio are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Benefit Plans” has the meaning set forth in Section 6.01(a).
“Buyer Indemnified Parties” has the meaning set forth in Section 8.02.
“Buyer Officer’s Certificate” has the meaning set forth in Section 7.03(d).
“CARES Act” has the meaning set forth in Section 4.23(a).
“Cash” means, as of a specified time, cash and cash equivalents, including deposits made but not yet available (which, for the avoidance of doubt, shall include uncleared drafts and wires and any third-party checks deposited in the accounts of the Company), but excluding (less) the amounts at such time of (a) any outstanding checks or transfers and (b) any cash that is placed in a deposit, escrow or similar account and cannot be freely used by the Company due to contractual restriction.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Claim” means any written demand, claim or formal complaint by any Person alleging actual or potential liability, whether at law or in equity.
“Claimant” has the meaning set forth in Section 8.05.
“Closing” has the meaning set forth in Section 2.06.
“Closing Cash” means the Cash of the Company as of the Effective Time.
“Closing Date” has the meaning set forth in Section 2.06.
“Closing Indebtedness” means an amount equal to the Indebtedness of the Company, determined as of the Effective Time (disregarding the consummation of the transactions contemplated by this Agreement).

“Closing Working Capital” means the Working Capital of the Company as of the Effective Time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means DanChem Technologies, Inc., a Delaware corporation.
“Company Benefit Plan” has the meaning set forth in Section 4.16(a).
“Company Continuing Employee” has the meaning set forth in Section 6.01(a).
“Company Intellectual Property” has the meaning set forth in Section 4.11(b).
“Company Released Parties” has the meaning set forth in Section 6.10.
“Confidential Information” means, with respect to a particular Person and its Affiliates, all information of a confidential or proprietary nature (whether or not specifically labeled or identified as confidential), in any form or medium, that relates to the business, products, or research and development of such Person or its Affiliates, including the following: (a) internal business and financial information; (b) identities of, individual requirements of, specific contractual arrangements with and information about suppliers, distributors or customers; (c) trade secrets, know-how, analyses, techniques, systems, formulae, research and development information, Records, reports, manuals, drawings, specifications, designs, plans, proposals, technical data, documentation, models, data and databases relating thereto, manufacturing processes and techniques, financial and marketing plans and customer and supplier lists and information; and (d) inventions, innovations, improvements, developments and methods (whether or not patentable). Notwithstanding the foregoing, “Confidential Information” shall not include information, data, knowledge or know-how that (i) enters the public domain through no violation by the party (or its Affiliates), or any of their respective representatives or agents, which has the obligation of confidentiality; (ii) is received from a third party not under obligation of confidentiality with respect thereto; or (iii) is independently developed without reliance on any Confidential Information.
“Confidentiality Agreement” means the Confidentiality Agreement, executed as of May 27, 2021 and June 1, 2021, respectively, between Buyer and Seller.
“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by” and “under common Control with” shall have correlative meanings.
“Controlled Group” means a group comprised of any Person, trade or business that, together with the Company, would be deemed a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Counsel” has the meaning set forth in Section 9.14.
“Covered Persons” has the meaning set forth in Section 6.02(a).
“Credit Agreement” means the Credit Agreement, dated as of December 2, 2016 (as amended by the Amendment to Security Agreement and Amendment No. 1 to Credit Agreement, dated as of May 17, 2019, the Amendment No. 2 to Credit Agreement, Amendment No. 2 to Security Agreement and Waiver, dated as of May 22, 2020, and the Amendment No. 3 to Credit Agreement, Amendment No. 3 to Security Agreement and Notice, dated as of May 20, 2021, and as the same may from time to time be further amended, restated or otherwise modified).
“Current Assets” means the sum of the “current assets” of the Company, calculated in accordance with the Applicable Accounting Principles and as of the Effective Time; provided, however, that Current Assets shall exclude Cash, all income Tax assets and all deferred Tax assets.
“Current Liabilities” means the sum of the “current liabilities” of the Company, calculated in accordance with the Applicable Accounting Principles and as of the Effective Time; provided, however, that Current Liabilities shall exclude Indebtedness, all deferred Tax liabilities (other than Tax liabilities deferred under the CARES Act) and Selling Expenses.
“Data Room” means the data site established by Fidus on behalf of Seller and the Company.
“Disclosure Schedule” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.03(c)(iii).
“Dollars” or “$” means the lawful currency of the United States.
“Dual Representative” has the meaning set forth in Section 6.08(c).
“Edgwewater” means Edgewater Capital Partners III.
“Effective Time” means 12:01AM Eastern Standard Time on the Closing Date.
“Election Notice” has the meaning set forth in Section 8.06(a).
“Employees” means those individuals employed by the Company immediately prior to the Closing.
“Encumbrance” means any lien (statutory or other), pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance of any kind or nature whatsoever, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” has the meaning set forth in Section 3.02.
“Environmental Claim” means any action, suit, Claim, or Proceeding by any Person alleging liability (including liability for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) relating to or arising out of: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means all applicable Laws and non-appealable Governmental Orders or binding agreement with any Governmental Authority in effect and as interpreted as of the date hereof: (a) relating to the environment (including ambient air, soil, surface water or groundwater); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and, the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.;
“Environmental Notice” means any written directive, notice of violation, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, consent, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to an Environmental Law.
“Equity Interests” means, with respect to any Person, any shares of capital stock, limited liability company membership interests or other ownership or profit interests in such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Escrow Account” has the meaning set forth in Section 2.02(c).
“Escrow Agent” means Wells Fargo Bank, National Association.
“Escrow Agreement” has the meaning set forth in Section 2.02(c).

“Escrow Amount” means the sum of (i) the Indemnity Escrow Amount and (ii) the Working Capital Escrow Amount.
“Estimated Closing Cash” has the meaning set forth in Section 2.03(a).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.03(a).
“Estimated Closing Statement” has the meaning set forth in Section 2.03(a).
“Estimated Closing Working Capital” has the meaning set forth in Section 2.03(a).
“Estimated Purchase Price” has the meaning set forth in Section 2.02(a)(v).
“Estimated Selling Expenses” has the meaning set forth in Section 2.03(a).
“Fidus” means Fidus Partners, LLC, an investment bank.
“Final Closing Cash” has the meaning set forth in Section 2.03(b)(i).
“Final Closing Indebtedness” has the meaning set forth in Section 2.03(b)(i).
“Final Closing Working Capital” has the meaning set forth in Section 2.03(b)(i).
“Final Selling Expenses” has the meaning set forth in Section 2.03(b)(i).
“Financial Statements” has the meaning set forth in Section 4.05.
“Fraud” means actual (as opposed to constructive, imputed or implied) common law fraud committed by a party in the making of the express representations and warranties included in this Agreement or any other Transaction Document; provided that with respect to any particular facts that first occur or come into existence (or in the case of a representation or warranty subject to “Knowledge,” first become known) after the date of this Agreement and prior to the Closing, the failure to disclose such facts prior to their occurrence or existence (or becoming known, as applicable) shall not constitute Fraud.
“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization), Section 3.02 (Authority and Capacity; Execution and Delivery; Enforceability), Section 3.03 (Ownership of Shares), Section 3.06 (Brokers), Section 4.01 (Organization and Qualification of the Company), Section 4.02 (Authority and Capacity; Execution and Delivery; Enforceability), Section 4.04 (Capitalization; No Subsidiaries), Section 4.19 (Brokers), Section 4.23(b) (No CARES Act or Other Such Funding), Section 5.01 (Organization of buyer; Authority and Capacity), Section 5.02 (Enforceability) and Section 5.05 (Brokers).
“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material or substance, whether solid, liquid or gaseous, which is listed, defined or regulated as a “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “hazardous waste,” “acute hazardous waste,” “infectious waste,” “oil,” “toxic substance,” “hazardous mated,” “contaminant,” “pollutant” or is otherwise classified as hazardous or toxic pursuant to any Environmental Laws; and (b) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, per- and polyfluoroalkyl substances, urea formaldehyde foam insulation and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, as of a specified time and with respect to any Person, without duplication, all of such Person’s (a) liabilities for the repayment of borrowed money, (b) liabilities evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage), incurred in connection with the acquisition of, or exchange for, any property or assets, pursuant to the CARES Act (but excluding any PPP Loan covered by Section 4.23(b)) or otherwise, (c) liabilities in respect of letters of credit, bankers acceptances, surety or performance bonds and the like, in each case, solely to the extent payments have been made (and not repaid) in respect thereof, (d) the cash portion of the settlement of Contracts relating to any hedging, swap, derivative or other similar transaction, (e) liabilities for the payment of money under or in respect of leases that should be, in accordance with GAAP under ASC 840, recorded as capital leases for financial reporting purposes, (f) liabilities to pay the deferred purchase or acquisition price of assets, property or services (including earnouts and notes payable with respect to the acquisition of any business, assets or securities), other than trade accounts payable incurred in the ordinary course of business consistent with past practice to the extent included in the calculation of Closing Working Capital, (g) any deferred compensation liabilities, including any unfunded pension or 401(k) plan contributions, related to any employee or service provider, including the employer portion of any Taxes payable in connection therewith, (h) accrued and/or unpaid bonuses and commissions (in either case, valued at actual performance as of the measurement date and calculated in accordance with the applicable methodology or formulas in place at Closing), and any amounts payable in respect of any termination, severance or other similar compensatory payment or benefit made or to be made to any current or former employee, director, officer, manager, consultant or independent contractor of the Company, including the employer portion of any Taxes payable in connection therewith, (i) any declared but unpaid dividends, (j) any accrued and unpaid interest, premiums, penalties and other fees, expenses (if any) and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) on any of the foregoing and (k) any guarantee by the Company of any of the foregoing liabilities or obligations of another Person; provided that Indebtedness shall not include any Current Liabilities or Selling Expenses.
“Indemnification Cap” has the meaning set forth in Section 8.04(b).
“Indemnification Notice” has the meaning set forth in Section 8.05.
“Indemnified Party” means either a Seller Indemnified Party or a Buyer Indemnified Party, as applicable.
“Indemnifying Party” has the meaning set forth in Section 8.05.
“Indemnity Escrow Amount” means $165,000, plus any interest or investment income therewith as provided in the Escrow Agreement, as such amount may be reduced from time to time in accordance with this Agreement.
“Independent Accountants” has the meaning set forth in Section 2.03(c)(iii).
“Individual Minimum Loss” has the meaning set forth in Section 8.04(a).
“Insurance Policies” has the meaning set forth in Section 4.22.
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks (whether or not registered), applications for trademarks and service marks, corporate names, brands, logos, trade dress and other indicia of source or original and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, including Software, designs, drawings and architectural works and whether or not copyrightable; (c) trade secrets, other confidential information or know-how, including such rights in Software, designs, drawings and architectural works (whether or not patentable); (d) rights in patents and patent applications (whether provisional or non-provisional) and patentable inventions; (e) uniform resource locators, websites, internet domain name registrations, social media account names and other identifiers used in social media or other web-based applications; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, including all rights to any Proceedings of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof.
“Interim Balance Sheet” has the meaning set forth in Section 4.05.
“Interim Balance Sheet Date” has the meaning set forth in Section 4.05.
“Interim Financial Statements” has the meaning set forth in Section 4.05.
“Knowledge of Buyer” means with respect to Buyer, including any similar phrase or qualification based on Knowledge of Buyer, (i) the actual knowledge of Chris Hutter, Ben

Rosenzweig, Doug Tackett and Aaron Tam; and (ii) the knowledge that any such person referenced in clause (i) above would have obtained after making reasonable inquiry with respect to the particular matter in question.
“Knowledge of Seller” means with respect to Seller, including any similar phrase or qualification based on Knowledge of Seller, (i) the actual knowledge of John Zuppo and Jerry Cook; and (ii) the knowledge that any such person referenced in clause (i) above would have obtained after making reasonable inquiry with respect to the particular matter in question.
“Knowledge of the Company” means with respect to the Company, including any similar phrase or qualification based on Knowledge of the Company, (i) the actual knowledge of Mary Barksdale, Kevin Connolly, Jerry Cook, Kaushik Vashee and John Zuppo; and (ii) the knowledge that any such person referenced in clause (i) above would have obtained after making reasonable inquiry with respect to the particular matter in question.
“Law” means any applicable statute, code, act, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.09(b).
“Leases” has the meaning set forth in Section 4.09(a)(ii).
“Litigation Notice” has the meaning set forth in Section 8.05.
“Losses” means losses, damages, liabilities, awards, penalties, fines, Taxes, costs or expenses, including reasonable attorneys’ fees and costs incurred in connection with enforcing any right to indemnification hereunder or claims against insurance providers; provided, however, that “Losses” shall not include punitive or exemplary damages, except to the extent actually awarded to a Governmental Authority or other third party.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Company operate to the extent such changes, conditions or effects do not disproportionately impact the Company as compared to other such companies in the United States; (iii) any change, effect or circumstance resulting from an action required by this Agreement; (iv) the effect of any changes in applicable Laws or accounting rules, including GAAP; (v) any change, effect or circumstance resulting from the announcement of this Agreement; or (vi) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God.

“Material Contracts” has the meaning set forth in Section 4.08(a).
“Material Customers” has the meaning set forth in Section 4.21(a).
“Material Suppliers” has the meaning set forth in Section 4.21(b).
“Organizational Documents” means, with respect to any Person (other than a natural person): the certificate or articles of incorporation, formation or association; the operating agreement, limited liability company agreement or partnership agreement; or bylaws (or similar charter, formation or governing documents of such Person).
“Owned Real Property” has the meaning set forth in Section 4.09(a).
“Party” and “Parties” have the meaning set forth in the preamble.
“Pay Off Documents” has the meaning set forth in Section 2.02(b).
“Permits” means all permits, licenses, franchises, approvals, authorizations, consents and other similar authorizations required to be obtained from Governmental Authorities, and non-governmental regulators required to be used in the lawful conduct of the Company’s business.
“Permitted Encumbrances” means: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which reserves have been established on the Financial Statements in accordance with GAAP; (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business and which do not, individually or in the aggregate, materially detract from the value of or impair the use of, the respective assets or properties of the Company; (c) easements, rights of way, covenants and other imperfections and similar restrictions or conditions affecting Real Property that do not materially impair the use of such Real Property as currently used by the Company; (d) zoning, building and other similar ordinances or restrictions imposed by applicable Law; (e) liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business; (f) Encumbrances created pursuant to the Credit Agreement or any agreement or instrument executed in connection therewith; and (g) other imperfections of title or Encumbrances, if any, that do not materially adversely affect the value of or the use of such assets or properties of the Company.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Personal Information” means (a) any information that identifies, or in combination with other information may identify, is linked to, or relates to an individual, or is capable of being associated with an individual or device, and (b) any data that qualifies as “personal data,” “personal information,” “personally identifiable information” or similar term under Privacy Laws.
“Post-Closing Adjustment” has the meaning set forth in Section 2.03(b)(ii).

“PPP Loan” has the meaning set forth in Section 4.23(b).
“Pre-Closing Period” has the meaning set forth in Section 6.06(a)(i).
“Preliminary Adjustment Statement” has the meaning set forth in Section 2.03(b)(1).
“Privacy Laws” means all Laws or guidance issued by a Governmental Authority concerning the privacy, data protection, processing or security of Protected Data, including the following and their implementing regulations: the Video Privacy Protection Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act, as well as the Payment Card Industry Data Security Standard issued by the Payment Card Industry Security Standards Council, state data security Laws, state data breach notification Laws, state consumer protection Laws, applicable Law relating to the transfer of Protected Data, and any applicable Law concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).
“Proceeding” means any lawsuit, action, arbitration, mediation or other similar proceeding whether at law or in equity.
“Proprietary Intellectual Property” has the meaning set forth in Section 4.11(a).
“Protected Data” means any information relating to, or maintained by or in connection with, the Company that (a) is Personal Information; (b) is governed, regulated, or protected by Privacy Laws; (c) is subject to a confidentiality obligation or in which the Company has Intellectual Property rights or which is a trade secret; or (d) is derived from Protected Data.
“Purchase Price” has the meaning set forth in Section 2.02(a).
“Qualified Benefit Plan” has the meaning set forth in Section 4.16(b).
“R&W Insurance Carrier” has the meaning set forth in Section 6.12.
“R&W Insurance Policy” means that certain representations and warranties insurance policy represented by Policy No. W309E8210101 covering the transaction contemplated hereby and issued by the R&W Insurance Carrier, which policy is bound as of the date hereof and to be in effect as of the Closing Date.
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Records” means all records, documents and lists pertaining to the assets, business or liabilities of the Company, including lists of customers, suppliers or personnel, all product, business and marketing plans and all books, ledgers, files and business records.

“Release” means any actual or threatened release, spilling, leaking, pouring, emitting, emptying, discharging, injecting, escaping, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).
“Representative” means, with respect to any Person, any and all directors, officers, members, managers, partners, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Resolution Period” has the meaning set forth in Section 2.03(c)(ii).
“Review Period” has the meaning set forth in Section 2.03(c)(i).
“Sanctions” has the meaning set forth in Section 4.14(f).
“Seller” has the meaning set forth in the preamble.
“Seller Group” has the meaning set forth in Section 9.14.
“Seller Indemnified Parties” has the meaning set forth in Section 8.03.
“Seller Officer’s Certificate” has the meaning set forth in Section 7.02(e).
“Seller Released Claims” has the meaning set forth in Section 6.10.
“Selling Expenses” means any and all unpaid costs, fees and expenses incurred by or on behalf of, or to be paid or payable by, Seller, the Company or any respective Affiliate thereof, in connection with the negotiation, preparation or execution of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, including (a) all legal fees, accounting, management or other similar fees, investment banking fees and expenses, (b) all brokers, finders or similar fees in connection with the transactions contemplated hereby or thereby, (c) one hundred percent (100%) of the cost of the director and officer liability “tail” insurance policy contemplated by Section 6.02(d), (d) any change of control payments, bonuses, severance or termination payments (excluding severance or termination payments made due to a termination of employment after the Closing that is initiated by Buyer or its Affiliates), or retention obligations or similar amounts payable to any Employee, director or other service provider of the Company solely as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, plus the employer portion of payroll Taxes imposed thereon, (e) one hundred percent (100%) of the cost with respect to the Data Room, (f) fifty percent (50%) of the Transfer Taxes and (g) fifty percent (50%) of the fees payable to the Escrow Agent.
“Sexual Misconduct Allegation” has the meaning set forth in Section 4.17(h).
“Shares” has the meaning set forth in the recitals.

“Software” means (a) computer programs, including applications, middleware and other software, whether in source code, object code, firmware or other form; (b) databases and other machine-readable compilations and collections of data or information, including test data and training data; and (c) documentation, including user manuals, maintenance manuals and training materials, related to any of the foregoing.
“Statement of Objections” has the meaning set forth in Section 2.03(c)(ii).
“Straddle Period” has the meaning set forth in Section 6.06(a)(i).
“Target Working Capital” means an amount equal to $4,500,000.
“Tax Contest” has the meaning set forth in Section 6.06(e).
“Tax” or “Taxes” means all taxes, fees, assessments or charges, in each case in the nature of a tax, and however denominated, including without limitation, all federal, state, local, foreign and other income, gross receipts, sales, use, capital gains, capital stock, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, disability, employment, unemployment, estimated, excise, severance, stamp, occupation, premium, property (real or personal), real property gains, escheat or unclaimed property, windfall profits or other taxes, together with any interest, additions or penalties with respect to any of the foregoing or with respect to any Tax Return, and whether or not contested.
“Tax Return” means any return, declaration, report, form, estimate, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule, attachment or other supporting information thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 8.05.
“Transaction Documents” means this Agreement and the other agreements contemplated hereby.
“Transaction Tax Deductions” means the sum of all items of loss or deduction resulting from or attributable to (a) transaction bonuses, change-in-control payments, severance payments, retention payments, or similar payments made to officers and employees of the Company on or prior to the Closing or included in the computation of the Final Closing Indebtedness or the Final Closing Working Capital, (b) the fees, expenses and interest (including unamortized original issue discount and any other amounts treated as interest for federal income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by the Company with respect to the payment of any Indebtedness and that were incurred in connection the Final Closing Indebtedness (or payment thereof) or included in the computation of the Final Closing Indebtedness or the Final Closing Working Capital, and (c) the amount of Selling Expenses paid by the Company.
“Transfer Taxes” has the meaning set forth in Section 6.06(h).

“Undisputed Amounts” has the meaning set forth in Section 2.03(c)(iii).
“Waiving Parties” has the meaning set forth in Section 9.14.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“Working Capital” means, at any specified time, an amount equal to the aggregate of (a) the sum of the Current Assets, minus (b) the sum of the Current Liabilities, as each such amount has been calculated in connection with the calculation of Target Working Capital attached hereto as Exhibit A and incorporated herein by reference. Notwithstanding anything in this Agreement to the contrary, each such calculation shall be in accordance with the Applicable Accounting Principles.
“Working Capital Escrow Amount” means $500,000, plus any interest or investment income therewith as provided in the Escrow Agreement, as such amount may be reduced from time to time in accordance with this Agreement.
ARTICLE II.
Purchase and Sale
Section 2.01Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all right, title and interest in and to all of the Shares, free and clear of all Encumbrances (other than restrictions on transfer under federal and states securities Laws), for the consideration specified in Section 2.02.
Section 2.02Purchase Price; Closing Indebtedness; Escrow Amount.
(a)Purchase Price. The aggregate purchase price for the Shares (the “Purchase Price”) shall be an amount equal to:
(i)$32,950,000;
(ii)plus the Estimated Closing Cash;
(iii)plus the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital, or less the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital;
(iv)less the Estimated Closing Indebtedness, which shall be paid by Buyer as contemplated by Section 2.07(c); and
(v)less the Estimated Selling Expenses, which shall be paid by Buyer pursuant to Section 2.07(d) (the result of the calculations contemplated by clauses (i) through (v), the “Estimated Purchase Price”).

(b)Closing Indebtedness. No later than two (2) Business Days prior to Closing, Seller shall deliver or cause to be delivered to Buyer executed payoff letters and appropriate release documentation evidencing the extinguishment of the respective Closing Indebtedness set forth in Section 2.02(b) of the Disclosure Schedule, which shall indicate the amount required to discharge in full such Closing Indebtedness and, if such Closing Indebtedness is secured, an undertaking by such holder to discharge in connection with the Closing any Encumbrance securing such Closing Indebtedness (collectively, the “Pay Off Documents”).
(c)Escrow Amount. At Closing, Buyer, Seller and Escrow Agent shall enter into an Escrow Agreement (the “Escrow Agreement”), substantially in the form attached hereto as Exhibit B, pursuant to which the following amounts shall be deposited by Buyer into an escrow account or accounts (the “Escrow Account”) and reduce the Estimated Purchase Price as contemplated hereby: (i) the Indemnity Escrow Amount, for the purposes of satisfying, at least in part, any obligations of Seller pursuant to Section 8.02 and/or Section 2.03(c)(vi), and (ii) the Working Capital Escrow Amount, for the purpose of securing, at least in part, any Seller obligations under Section 2.03(c)(vi).
Section 2.03Purchase Price Adjustment.
(a)Estimated Closing Statement. Not less than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”), which sets forth a good faith estimate of (i) the Estimated Closing Working Capital, (ii) the Estimated Closing Cash, (iii) the Estimated Closing Indebtedness, (iv) the Estimated Selling Expenses and (v) the Estimated Purchase Price, each together with reasonable back-up used for its calculation. As used herein, “Estimated Closing Working Capital” means the estimate of the Closing Working Capital set forth in the Estimated Closing Statement, “Estimated Closing Cash” means the estimate of the Closing Cash set forth in the Estimated Closing Statement, “Estimated Closing Indebtedness” means the estimate of the Closing Indebtedness set forth in the Estimated Closing Statement, and “Estimated Selling Expenses” means the estimate of the Selling Expenses set forth in the Estimated Closing Statement. The Estimated Closing Statement will be prepared in accordance with this Agreement and Section 2.04.
(b)Post-Closing Adjustment.
(i)Within seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Preliminary Adjustment Statement”), substantially in the form attached hereto as Exhibit C, that sets forth a good faith calculation of (A) the Final Closing Working Capital, (B) the Final Closing Cash, (C) the Final Closing Indebtedness and (D) the Final Selling Expenses, each together with reasonable back-up used for its calculation, and without giving effect to the transactions contemplated hereby, as applicable. As used herein, “Final Closing Working Capital” means the Closing Working Capital as of the Effective Time, “Final Selling Expenses” means the actual Selling Expenses as of the Effective Time, “Final Closing Cash” means the actual amount of Cash as of the Effective Time and “Final Closing Indebtedness” means the actual amount of the Closing Indebtedness as of the Effective Time. The

Preliminary Adjustment Statement shall be prepared in accordance with this Agreement and Section 2.04.
(ii)The post-closing adjustments to the Estimated Purchase Price shall be made as follows, and the aggregate of the amounts payable described in this Section 2.03(b)(ii) shall be known as the “Post-Closing Adjustment”:
(A)If the Estimated Closing Cash is greater than the Final Closing Cash, then Seller shall pay to Buyer an amount equal to the difference between the Estimated Closing Cash and the Final Closing Cash. If the Final Closing Cash is greater than the Estimated Closing Cash, then Buyer shall pay to Seller an amount equal to the difference between the Final Closing Cash and the Estimated Closing Cash.
(B)If the Estimated Closing Working Capital is greater than the Final Closing Working Capital, then Seller shall pay to Buyer an amount equal to the difference between the Estimated Closing Working Capital and the Final Closing Working Capital. If the Final Closing Working Capital is greater than the Estimated Closing Working Capital, then Buyer shall pay to Seller an amount equal to the difference between the Final Closing Working Capital and the Estimated Closing Working Capital.
(C)If the Estimated Closing Indebtedness is greater than the Final Closing Indebtedness, then Buyer shall pay to Seller an amount equal to the difference between the Estimated Closing Indebtedness and the Final Closing Indebtedness. If the Final Closing Indebtedness is greater than the Estimated Closing Indebtedness, then Seller shall pay to Buyer an amount equal to the difference between the Final Closing Indebtedness and the Estimated Closing Indebtedness.
(D)If the Estimated Selling Expenses are greater than the Final Selling Expenses, then Buyer shall pay to Seller an amount equal to the difference between the Estimated Selling Expenses and the Final Selling Expenses. If the Final Selling Expenses are greater than the Estimated Selling Expenses, then Seller shall pay to Buyer an amount equal to the difference between the Final Selling Expenses and the Estimated Selling Expenses.
(c)Examination and Review.
(i)Examination. After receipt of the Preliminary Adjustment Statement, Seller shall have forty-five (45) days (the “Review Period”) to review the Preliminary Adjustment Statement. During the Review Period, Seller and its Representatives shall have reasonable access during normal business hours to the books and Records of the Company (to the extent that they relate to the Preliminary Adjustment Statement) and the officers of Buyer and/or its accountants (to the extent that they have knowledge related to the Preliminary Adjustment Statement) as Seller may reasonably request for the purpose of reviewing the Preliminary Adjustment Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.
(ii)Objection. On or prior to the last day of the Review Period, Seller may object to the Preliminary Adjustment Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Final Closing Working Capital, Final Closing Cash, Final Closing Indebtedness and Final Selling Expenses, and the Post-Closing Adjustment reflected in the Preliminary Adjustment Statement, shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Preliminary Adjustment Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.
(iii)Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any items or amounts set forth in the Statement of Objections remaining in dispute (“Disputed Amounts” and any items or amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Ernst & Young LLP or, if Ernst & Young LLP is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than any accountant with a conflict of interest (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Preliminary Adjustment Statement. Each of Buyer and Seller may furnish to the Independent Accountant such information and documents as it deems relevant, with copies of such submission and all such documents and written submissions, presentations and supporting materials being concurrently given to the other. Buyer and Seller shall each furnish to the Independent Accountants such work papers and other documents and written submissions, presentations and supporting materials relating to the calculation of the Disputed Amounts, and shall provide written submissions to questions, as the Independent Accountants may reasonably request. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Preliminary Adjustment Statement and the Statement of Objections, respectively. The determination of the Independent Accountants shall be made in a manner consistent with the Applicable Accounting Principles and this Agreement. The Independent Accountants shall issue a detailed written report that sets forth the resolution of all Disputed Amounts and that contains, as applicable, a final statement of the Post-Closing Adjustment and the Preliminary Adjustment Statement.
(iv)Fees of the Independent Accountants. The fees and expenses of the Independent Accountants shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.
(v)Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Preliminary Adjustment Statement and/or the Post-Closing Adjustment shall be conclusive, final, binding, and non-appealable upon the Parties hereto, absent manifest mathematical error.
(vi)Payment of Post-Closing Adjustment.
(A)If the Post-Closing Adjustment is negative, then, within five (5) Business Days after the final determination of the Post-Closing Adjustment, Buyer and Seller shall provide to the Escrow Agent a joint written instruction (1) to release from the Working Capital Escrow Amount such amount to Buyer (to the extent of the balance thereof) and (2) to the extent that the Working Capital Escrow Amount shall be insufficient to pay such amount to Buyer, to release from the Indemnity Escrow Amount such remaining amount to Buyer (to the extent of the balance thereof), in each case to such account(s) as directed in writing by Buyer. To the extent the Working Capital Escrow Amount and the Indemnity Escrow Amount are insufficient to pay all amounts due to Buyer under this Section 2.03(c), the Parties agree that Seller shall not be liable to Buyer for any amounts due to Buyer under this Section 2.03(c).
(B)If the Post-Closing Adjustment is positive, then, within five (5) Business Days after the final determination of the Post-Closing Adjustment, (1) Buyer shall pay (or cause to be paid) an aggregate amount equal to the Post-Closing Adjustment to Seller, by wire transfer of immediately available funds, and (2) Buyer and Seller shall provide to the Escrow Agent a joint written instruction to release the Working Capital Escrow Amount to Seller, in each case to such account(s) as directed in writing by Seller.
(d)Working Capital Escrow Release. On the date that is five (5) Business Days after the final determination of the Post-Closing Adjustment, to the extent any amount of the Working

Capital Escrow Amount remains in the Escrow Account after the final adjustment payment(s) in accordance with Section 2.03(c)(vi), Seller and Buyer shall direct the Escrow Agent to release from the Escrow Account all such remaining amounts of the Working Capital Escrow Amount to Seller (including any interest, income and profits thereon).
(e)Exclusive Remedy. The adjustments contemplated by this Section 2.03 shall be the exclusive remedy of the Parties with respect to the subject matter hereof.
(f)Adjustments for Tax Purposes. Any payments made pursuant to Section 2.03(c)(vi) shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
Section 2.04Applicable Accounting Principles. The calculation of the applicable portions of the Purchase Price and the determinations and calculations contained in the Estimated Closing Statement and the Preliminary Adjustment Statement, including the Final Closing Working Capital, shall be prepared in good faith, based upon the books and Records of the Company, and prepared and calculated in accordance with the Accounting Principles set forth in Exhibit D (the “Applicable Accounting Principles”).
Section 2.05Withholding Rights. Notwithstanding any other provision of this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold under or in respect of any provision of Tax Law; provided, that prior to any such deduction and withholding on any payments other than payments in the nature of compensation, Buyer shall provide Seller with five (5) Business Days’ advance notice of its intent to deduct and withhold amounts from any such payments. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such amount was payable to prior to any such deduction or withholding. Upon the request of Seller, Buyer shall reasonably cooperate with Seller to reduce or mitigate any such withholdings.
Section 2.06Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares contemplated hereby (the “Closing”) shall take place remotely through the electronic exchange of signature pages and exchange of other Closing deliverables, no later than three (3) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
Section 2.07Closing Deliveries of Buyer.
(a)Estimated Purchase Price. At Closing, Buyer will pay to Seller, by wire transfer of immediately available funds to the account(s) designated in writing by Seller to Buyer no later than two (2) Business Days prior to Closing, an amount in cash equal to the Estimated Purchase Price (as calculated based upon the Estimated Closing Statement) less the Escrow Amount.

(b)Escrow Amount. At Closing, Buyer will deposit an amount equal to the Escrow Amount into the Escrow Account pursuant to Section 2.02(c).
(c)Closing Indebtedness. At Closing, Buyer will wire, on behalf of Seller and the Company, in immediately available funds, the applicable Closing Indebtedness in the amounts shown on the applicable Pay Off Documents and in accordance with the wire instructions set forth thereon.
(d)Selling Expenses. At Closing, Buyer will wire, on behalf of Seller and the Company, in immediately available funds, the Selling Expenses then outstanding in the amounts shown on the Estimated Closing Statement, as reasonably evidenced by invoices, statements and other applicable documentation provided therewith by Seller, and in accordance with the wire instructions set forth thereon.
(e)Additional Closing Deliveries. At Closing, Buyer shall deliver to Seller all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.
Section 2.08Closing Deliveries of Seller. At Closing, Seller shall deliver to Buyer all agreements, documents, instruments or certificates required to be delivered by Seller or the Company at or prior to the Closing pursuant to Section 7.02 of this Agreement.
ARTICLE III.
Representations and Warranties Concerning Seller
Except as set forth in the Disclosure Schedule, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof (except to the extent that such representations and warranties reference another date, in which case, as of such date):
Section 3.01Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 3.02Authority and Capacity; Execution and Delivery; Enforceability. Seller possesses all necessary limited liability company power and authority to execute, deliver and perform this Agreement, the other Transaction Documents to which Seller is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party have by Seller been duly authorized by all requisite limited liability company or other necessary action of Seller on or prior to the Closing Date. This Agreement and the other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).
Section 3.03Ownership of Shares. Seller is the sole beneficial and record owner and has good and marketable title to all of the Shares, free and clear of all Encumbrances (other than Encumbrances arising under applicable securities Laws or this Agreement). At the Closing, Buyer will acquire title to the Shares free and clear of all Encumbrances.
Section 3.04No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of formation or operating agreement of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; or (c) except as set forth in Section 3.04 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of or create a right of termination or modification of any Material Contract, except in the case of clauses (b) and (c), where the conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, except as may be required under the Antitrust Laws and as set forth in Section 3.04 of the Disclosure Schedule, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.
Section 3.05Legal Proceedings. There are no actions, suits, Claims, investigations or Proceedings pending or, to Seller’s knowledge, threatened that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 3.06Brokers. Except for Fidus, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.
ARTICKE IV.
Representations and Warranties Concerning the Company
Except as set forth in the Disclosure Schedule, the Company represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof (except to the extent that such representations and warranties reference another date, in which case, as of such date):
Section 4.01Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, taken as a whole, would not have a Material Adverse Effect.
Section 4.02Authority and Capacity; Execution and Delivery; Enforceability. The Company possesses all necessary corporate power and authority to execute, deliver and perform each of the Transaction Documents to which it is a party, and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party has been duly authorized by all requisite corporate action of the Company on or prior to the Closing Date. Each of the Transaction Documents to which the Company is a party has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other Parties hereto) constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.
Section 4.03No Conflicts; Consents. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or bylaws of the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; or (c) except as set forth in Section 4.03 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of or create a right of termination or modification of any Material Contract, except in the case of clauses (b) or (c), where the conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the consummation of the transactions contemplated hereby, except as may be required under the Antitrust Laws and as set forth in Section 4.03 of the Disclosure Schedule, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.
Section 4.04Capitalization; No Subsidiaries.
(a)The only issued and outstanding shares of capital stock of the Company are the Shares, and such Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are solely owned of record and beneficially by Seller, free and clear of all Encumbrances (other than Encumbrances arising under applicable securities Laws or this Agreement). There are no securities of the Company that are convertible into, or exercisable or exchangeable for, shares or any capital stock of the Company. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of the Company or obligating Seller or the Company to issue, sell, redeem or otherwise acquire any Equity Interests of, or any other interest in, the Company (other than this Agreement). The Company has no outstanding or authorized stock appreciation rights, phantom stock rights, phantom stock appreciation rights, profit participation or similar rights. There are no voting trusts, equityholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company’s holders of Equity Interests may vote are issuable or issued or outstanding. There are no preemptive or similar rights to purchase or otherwise acquire shares or any capital stock of the Company and, except pursuant to this Agreement, neither the Company nor Seller is a party to any Contract with respect to the sale or voting of any Shares (whether outstanding or issuable upon conversion or exercise of outstanding securities).
(b)The Company does not own, have any interest in any shares or units, or have an equity or ownership interest in any other Person.
Section 4.05Financial Statements.
(a)Correct and complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as of December 31, 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as of September 30 , 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine (9) month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, collectively, the “Financial Statements”), have been made available to Buyer in the Data Room. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Company as of their respective dates and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2020, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.
(b)The Company maintains books and Records accurately reflecting, in all material respects, its revenues, expenses, assets and liabilities, and maintains internal controls sufficient to ensure that transactions are recorded as necessary to permit preparation of financial statements of the Company in conformity with GAAP and to maintain asset accountability, and to provide adequate assurances that transactions (including disbursements) are executed only as duly authorized.
(c)To the Knowledge of the Company, as of the date of this Agreement, it has disclosed to Buyer any known or alleged fraud with respect to the Company that involves management or other employees who have had a significant role with internal control over financial reporting.
Section 4.06No Undisclosed Liabilities. The Company does not have any liabilities or obligations, except for (a) liabilities or obligations provided for or disclosed in the Financial Statements; (b) liabilities incurred in the ordinary course of business consistent with past practice subsequent to the Interim Balance Sheet Date, none of which are material, individually or in the aggregate, to the Company; and (c) liabilities or obligations set forth in Section 4.06 of the Disclosure Schedule; provided, however, that none of the liabilities in the foregoing clauses (b) and (c) result from, arise out of or relate to any breach of Contract or violation of Law.
Section 4.07Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth in Section 4.07 of the Disclosure Schedule, since the Balance Sheet Date, the Company has operated in the ordinary course of business consistent with past practice in all material respects and there has not been, with respect to the Company, any event, occurrence or development that has had or is reasonably expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date the Company has not taken any of the following actions:
(a)amended its Organizational Documents;
(b)incurred or committed to incur any Indebtedness, other than borrowings in the ordinary course consistent with past practice permitted by existing lines of credit, or mortgage, encumber, pledge or otherwise transfer or assign any interest in any Real Property or sublease any Leased Real Property;
(c)subjected any material portion of its assets to any Encumbrance other than Permitted Encumbrances;
(d)established, adopted, entered into, materially amended or terminated any Company Benefit Plan, or made any new grants or awards under any Company Benefit Plan, other than (i) new grants or awards under a Company Benefit Plan that would constitute Selling Expenses, (ii) as otherwise required pursuant to the terms of the applicable Company Benefit Plan, or (iii) as required pursuant to applicable Law;
(e)issued, sold or transferred or agreed to issue, sell or transfer, any shares of capital stock or any securities or instruments convertible or exercisable into shares of capital stock;
(f)failed to maintain in full force and effect any Insurance Policy;
(g)made any change in any method of financial accounting or financial accounting practice or policy affecting the financial statements of the Company, except as required by GAAP or Law;
(h)except in the ordinary course, entered into, amended, waived compliance with, granted any consent under, modified or terminated any Material Contract (or any Contract that would be required to be listed as a Material Contract if such Contract were in effect as of the date hereof);
(i)except in the ordinary course, amended, modified, extended, renewed or terminated any Lease, or entered into any new lease, sublease, license or other agreement for the use or occupancy of any real property or acquire any owned real property;
(j)split, combined, reclassified or modified, or authorized any split, combination, reclassification or modification of the terms of any shares of capital stock;
(k)sold, transferred or otherwise disposed of any material portion of its assets except for (i) sales of inventory in the ordinary course consistent with past practice or (ii) sales not exceeding $150,000 for any individual sale, or acquire any corporation, partnership or other business organization or any division or assets constituting a business or line of business;
(l)adopted a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation or recapitalization, or establish any subsidiary or otherwise acquired or obtained an equity interest in any Person;
(m)increased the compensation of any Employee of the Company, except as required by the terms of a Company Benefit Plan, as permitted by Section 4.07(d) or (with respect to Employees with an annual base salary of less than $150,000 per year) in the ordinary course consistent with past practice;
(n)hired any Employee with an annual base salary in excess of $250,000 per year or promoted or terminated (other than for cause) any Employee making in excess of $150,000 per year;
(o)made a commitment for capital expenditures in excess of $250,000 in the aggregate, except as set forth in the Company’s capital expenditure budget for the applicable fiscal year and made available to Buyer prior to the date hereof;
(p)made any loans or advances to, or guarantees for the benefit of, any Person (other than advances to Employees for business expenses in the ordinary course consistent with past practice);
(q)failed to pay any Taxes; made or changed any Tax election; changed any annual accounting period; adopted or changed any method of accounting for Tax purposes; or settled any Claim or assessment with respect to Taxes, in each case, if any such act or omission would have a material and adverse effect on Buyer, the Company following the Closing Date;
(r)waived, released, settled or compromised, or offered to cancel, waive, release, settle or compromise, (i) any Proceeding other than solely for monetary damages (and confidentiality and other similar customary provisions) not in excess of $250,000 in the aggregate (excluding amounts paid by insurance), or (ii) any Proceeding relating to the transactions contemplated by this Agreement;

(s)declared, accrued, set aside or paid any dividend or make any other distribution: (i) in respect of any shares of its capital stock or other distributions in kind, or (ii) in cash after 12:01a.m. (Eastern time) on the Closing Date;
(t)abandoned or permitted the lapse of any right relating to Intellectual Property or any other intangible asset used or held for use in connection with the business (except in the ordinary course consistent with past practice) or disclosed any trade secret of the Company that is material to the business to any Person that is not bound by a legally enforceable confidentiality undertaking with respect thereto;
(u)accelerated the collection of or discount any accounts receivable, delayed the payment of accounts payable or defer expenses or reduce inventories, except in the ordinary course consistent with past practice, or taken any action to increase Current Liabilities or decrease Current Assets between 12:01a.m. on the Closing Date and the time at which the Closing actually occurs except for immaterial fluctuations in the ordinary course consistent with past practice; or
(v)agreed or committed to do any of the foregoing.
Section 4.08Material Contracts.
(a)Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts of the Company (together with all Leases listed in Section 4.09(a)(ii) of the Disclosure Schedule, collectively, the “Material Contracts”):
(i)all Contracts with a Material Customer, other than standard form purchase orders in the form made available to Buyer;
(ii)all Contracts with a Material Supplier, other than standard form purchase orders in the form made available to Buyer;
(iii)all Contracts involving aggregate consideration in excess of $100,000.00 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;
(iv)all Contracts that relate to the sale of any of the assets of the Company, other than in the ordinary course of business, in each case involving amounts in excess of $50,000.00;
(v)all Contracts that relate to the acquisition of any business, equity securities or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) or the lending or investing of funds to or in any other Person;
(vi)all Contracts that relate to any partnership, joint venture or similar arrangement;

(vii)all Contracts that (A) restrict the ability of the Company to compete or restrain its business activities anywhere in the world or (B) contain any covenant not to hire or solicit any individual or class of individuals for employment;
(viii)all Contracts that contain any exclusivity obligations or most favored nations provisions binding on the Company or that would be binding on Buyer or any of its Affiliates after the Closing;
(ix)all Contracts that contain any liquidated damages obligations that would reasonably be expected to be payable by the Company in excess of $100,000;
(x)all Contracts that contain a take-or-pay, take-and-pay, minimum annual purchase requirement or minimum annual supply obligation unless they can be canceled on less than ninety (90) days’ notice without payment of any termination or cancellation fee;
(xi)all Contracts to which a Governmental Authority is a party;
(xii)all Contracts for capital expenditures that provide for ongoing payments by the Company in excess of $100,000 in any calendar year;
(xiii)all Contracts that license Intellectual Property material to the Company excluding Contracts relating to (A) off-the-shelf Software licensed to the Company in executable code form only on a nonexclusive basis on standard commercial terms, including shrink-wrap or click-wrap licenses, and (B) Open Source Software licensed to the Company;
(xiv)all leases, licenses, installments and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property of the Company, in each case, involving an amount in excess of $100,000 annually;
(xv)all Contracts that give any guarantee or warranty in respect of any products or services of the Company to any customer or distributor (other than with a Material Customer), other than a guarantee or warranty granted in the ordinary course consistent with past practice;
(xvi)all Contracts granting to any Person an option or a first-refusal, first-offer or similar preferential right to purchase or acquire any material inventory, assets or properties of the Company;
(xvii)except for agreements relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees);
(xviii)All settlements or similar Contracts under which the Company has any ongoing obligations, limitations or restrictions or receives any ongoing benefits or rights; and

(xix)all Contracts between or among the Company, on the one hand, and Seller or any Affiliate of Seller, on the other hand.
(b)Each Material Contract is a valid and legally binding obligation of the Company (assuming due execution and delivery by the other party or parties thereto) and, to the Company’s Knowledge, each other party thereunder, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Company is not in breach of, or default under, any Material Contract in any material respect. To the Company’s Knowledge, no other party to a Material Contract is in breach of or default under (or is alleged to be in breach of or default under) any such Material Contract in any material respect. No event has occurred which, with the passage of time or the giving of notice or both, would result in a default or breach in any material respect by the Company under any Material Contract. True, correct and current copies of the Material Contracts have been made available to Buyer, including all modifications, amendments and supplements thereto and waivers thereunder.
Section 4.09Real Property
(a)Section 4.09(a) of the Disclosure Schedule sets forth all real property owned by the Company (collectively, the “Owned Real Property”). The Company is the sole owner of, has good and valid fee simple title to, and marketable title to, the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. Except as disclosed in Section 4.09(a) of the Disclosure Schedule, the Company has not leased or otherwise granted to any Person the right to use, occupy or acquire any interest in such Owned Real Property or any portion thereof.
(b)Section 4.09(b) of the Disclosure Schedule identifies all real property leased by the Company (collectively, the “Leased Real Property”) and lists the lease relating to such Leased Real Property (collectively, the “Leases”). The Company has a valid and subsisting leasehold interest in and the right to quiet enjoyment of each Leased Real Property. With respect to each Lease, (A) such Lease is in full force and effect and all rents and required deposits due pursuant to such Lease have been paid in full, (B) there is no existing default by the Company or, to the Company’s Knowledge, the lessor of such Lease, and (C) the Company has not subleased, assigned or otherwise granted to any Person the right to use, occupy or acquire any interest in such Leased Real Property or any portion thereof. The Company has made available to Buyer true, correct and current copies of all Leases.
(c)The Company has not received any written notice of existing, pending or threatened (A) condemnation proceedings affecting the Real Property, or (B) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

Section 4.10Title to and Sufficiency of Assets.
(a)The Company has good and marketable title to, valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, as applicable, all properties and tangible and intangible assets used or held for use in the conduct of the business of the Company, free and clear of all Encumbrances other than Permitted Encumbrances, except as disposed of since the date of this Agreement in the ordinary course of business consistent with past practice, and no other Person has any ownership interest in any properties, rights and assets owned by the Company, but subject to the Permitted Encumbrances.
(b)The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company (including, without limitation, the Real Property and any intangible assets), are sufficient in all material respects for the conduct of the business of the Company as currently conducted, constitute all of the rights, property and assets necessary and sufficient in all material respects to conduct the business of the Company as currently conducted, and are in good operating condition and repair except where failure to be in good operating condition and repair would not have a Material Adverse Effect.
(c)Seller and its Affiliates (other than the Company) do not own or hold any properties, assets or rights used or held for use in the business of the Company.
Section 4.11Intellectual Property.
(a)Section 4.11(a) of the Disclosure Schedule lists (i) all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, similar forms of intellectual property protection filed or registered with or issued by any Governmental Authority anywhere in the world and applications therefor, and internet domain name registrations owned or applied for by the Company, (ii) all proprietary Software developed by or for the Company that is owned by the Company and is material to the operation of the business of the Company, taken as a whole, as currently conducted (the items identified in clauses (i) and (ii) collectively, the “Proprietary Intellectual Property”). The Company exclusively owns all right, title and interest in and to all Proprietary Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances. No Proprietary Intellectual Property was conceived, developed or reduced to practice in the performance of any Contract with a Governmental Authority. No Governmental Authority has any ownership or other rights in or to any Proprietary Intellectual Property. To the Knowledge of the Company, the Company has not received notice from any Governmental Authority asserting any such rights.
(b)The Company has taken commercially reasonable actions to protect the Proprietary Intellectual Property and any other Intellectual Property used or held for use in the conduct of the business of the Company as currently conducted (together with Proprietary Intellectual Property, the “Company Intellectual Property”). No Claim by any third party contesting the validity, enforceability or ownership of any Company Intellectual Property has been made or is currently outstanding against the Company, nor has any such Claim been threatened against the Company. To the Knowledge of the Company, no Person is infringing upon or otherwise violating any Company Intellectual Property. All current and former employees of the Company and other Persons who have participated in or contributed to the creation, authorship, conception or development for the Company of any Intellectual Property during the prior three (3) years have executed and delivered to the Company an enforceable written agreement (i) restricting the disclosure and use by such Person of any trade secrets, know-how and confidential information of the Company, and (ii) providing for the assignment by such Persons to the Company of all right, title, and interest in and to all Intellectual Property arising out of such Person’s employment or engagement by the Company.
(c)The Company owns or otherwise possesses the right to use all Intellectual Property that is necessary for or used in the conduct of the business of the Company as presently conducted. The conduct of the business of the Company does not infringe upon or otherwise violate, and, within the applicable statute of limitations periods, has not infringed upon or otherwise violated, any Intellectual Property owned by a third party. The Company has not received written notice from, been sued by or otherwise been involved in a Proceeding with any third party alleging that the Company has infringed any Intellectual Property rights of such third party or offering to grant a license to such third party Intellectual Property rights.
(d)Section 4.11(d) of the Disclosure Schedule sets forth a complete and accurate list of all Software that was created, adapted or customized for the Company, and identifies the owners of all such Software and the identity of the developer or provider from whom such Software was obtained. To the Knowledge of the Company, no Software owned (or purported to be owned) by the Company contains any programming code documentation or other materials or development environments that embody Intellectual Property rights of any Person other than the Company. No source code for any Software that is owned by the Company has been delivered or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. No Person has any right to access or use any source code for any Software that is owned by the Company. The Company is in possession of or has access to the source code for, and documentation applicable to, each current version of the Software the Company owns.
(e)To the Company’s Knowledge, no Person has gained unauthorized access to any Software, systems, information technology equipment, or associated documentation used or held for use in connection with the operation of the business of the Company as currently conducted, nor has the Software or systems of the Company been the subject of a cyber-attack, during the past three (3) years. The Company takes and has taken commercially reasonable actions at least consistent with industry-standard practice to protect the confidentiality, integrity and security of all trade secrets, know-how and confidential information used in the business of the Company or stored or transmitted by the Company from any unauthorized use, access, disclosure, destruction or modification, and to the Company’s Knowledge no such use, access, disclosure, destruction or modification has occurred. The documentation relating to all standard operating procedures, product configurations and other material trade secrets of the Company is current, accurate and sufficient in detail and content to identify and explain such trade secrets and to allow their full and proper use by the Company without reliance on the knowledge or memory of any individual.

Section 4.12Data Privacy and Security.
(a)In connection with its collection, storage, transfer (including any transfer across national borders) and/or use of any Protected Data, the Company is and has been in compliance in all material respects with all applicable Laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any Contract or codes of conduct to which the Company is a party. The Company is and has been in compliance in all material respects with all applicable Privacy Laws in all relevant jurisdictions. The Company has not received notice that it is under investigation by any Governmental Authority for a violation of Privacy Laws, nor has it received any notice of any Claims of or investigations or inquires (including audit requests) related to a violation of any Privacy Laws, applicable privacy policies or contractual commitments with respect to Protected Data. To the Company’s Knowledge, there are no facts or circumstances that could reasonably form the basis of any such notice or Claim contemplated by the foregoing.
(b)The Company has taken reasonable steps, in each case, in compliance with applicable Privacy Laws and consistent with industry-standard practices, to appropriately protect the confidentiality, integrity and security of Protected Data against any loss, theft, misuse or unauthorized access, use, modification, corruption, alteration, destruction or disclosure. The Company has not received written or, to the Company’s Knowledge, oral notice of any Claims regarding the Company’s privacy, data security, data protection, data processing or data collection practices, policies or the implementation thereof. Except as disclosed on Section 4.12(b) of the Disclosure Schedule, there have been no instances of accidental or unlawful destruction, loss, alteration, unauthorized disclosure, unauthorized access, exfiltration or unauthorized acquisition of Protected Data.
Section 4.13Legal Proceedings; Governmental Orders.
(a)Except as set forth in Section 4.13(a) of the Disclosure Schedule, there are, and for the past three (3) years have been, no material actions, suits, Claims, or Proceedings pending or, to the Company’s Knowledge, threatened against or by the Company, any director, officer or employee (in his or her capacity as such) of the Company, or any of the properties or assets of the Company. The Company has made available true, correct and complete copies of all pleadings related to all pending matters set forth in Section 4.13(a) of the Disclosure Schedule.
(b)To the Company’s Knowledge, there are, and for the past three (3) years have been, no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.
Section 4.14Compliance With Laws; Permits.
(a)The Company is, and has been for the past three (3) years, in compliance in all material respects with all Laws applicable to it or its business, properties or assets. Except as set forth in Section 4.14(a) of the Disclosure Schedule, the Company has not received, at any time during the prior three (3) years, any written notice from any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any Law applicable to the Company.
(b)During the past three (3) years, the Company has at all times conducted its business in compliance with all applicable Anti-Corruption Laws and applicable Antitrust Laws. Neither the Company, nor to the Knowledge of the Company, any Representative of the Company, is or has been the subject of any Proceeding by any Governmental Authority regarding any offense or alleged offense under any Anti-Corruption Law or Antitrust Law in connection with or relating to the Company. No such Proceeding is pending, or, to the Knowledge of the Company, has been threatened. The Company has not received any whistleblower allegations of violations of applicable Anti-Corruption Laws or Antitrust Laws, and, to the Company’s Knowledge, there are no circumstances likely to give rise to any such Proceedings.
(c)Neither the Company, nor any of its directors, officers, employees or other persons acting on behalf of the Company have at any time during the prior three (3) years (i) used any corporate funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity, (ii) offered, promised, paid, authorized, or taken any act in furtherance of any offer, promise, payment or authorization or payment of anything of value to any officials or employees of a Governmental Authority in violation of applicable Law, or established or maintained any unlawful or unrecorded funds, (iii) made any unlawful payment or given any other unlawful consideration to any customer or supplier of the Company or any director, member, manager, officer, agent or employee of such customer or supplier or (iv) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended.
(d)The Company has obtained and maintained in full force and effect for the past three (3) years all Permits required to operate the business of the Company as currently conducted and then conducted in the ordinary course of business. Section 4.14(d) of the Disclosure Schedule sets forth all of the Permits (other than Environmental Permits, which are listed in Section 4.14(b) of the Disclosure Schedule) held by the Company. Except as set forth in Section 4.14(d) of the Disclosure Schedule, the consummation of the transactions contemplated hereby shall not give any Governmental Authority the right to terminate any of the Permits, and shall not require the provision of notice to any Governmental Authority. The Company is, and has been at all times for the past three (3) years, in compliance in all material respects with all terms, conditions and requirements of the Permits, and no Proceeding is, or has been at any time during the past three (3) years, pending or, to the Knowledge of the Company, threatened, relating to the revocation or limitation of any of the Permits. The Company has not received from any Governmental Authority any written notification with respect to material non-compliance with any such Permits at any time during the past three (3) years. To the Knowledge of the Company, no condition exists or event has occurred which, in itself or with the giving or notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Permits.

(e)During the past three (3) years, the Company has conducted import and export transactions in accordance with all (i) applicable United States import, export and re-export controls, including the United States Export Administration Act and all Laws implemented by the United States Treasury Department Office of Foreign Assets Control and (ii) other applicable import/export controls in which the Company conducts business. There are no pending or, to the Company’s Knowledge, threatened Claims against the Company with respect to exports, classifications, required filings or other approvals. There are no pending investigations related to the exports of the Company.
(f)Neither the Company nor any director, officer, employee or Affiliate thereof (i) is the subject of any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets, the U.S. Department of State, the Canadian Government, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”); (ii) is located, organized, or resident in a country or territory subject to Sanctions, including, Cuba, Iran, Syria, North Korea, or the Crimea Region of Ukraine; (iii) has engaged in, is currently engaged in, or has plans to engage in, any dealings or transactions with any person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.
(g)None of the representations and warranties contained in this Section 4.14 shall be deemed to relate to environmental matters (which are governed solely by Section 4.15), employee benefits matters (which are governed solely by Section 4.16), employment matters (which are governed solely by Section 4.17) or tax matters (which are governed solely by Section 4.18).
Section 4.15Environmental Matters.
(a)Except as set forth in Section 4.15(a) of the Disclosure Schedule: (i) the Company is, and for the past five (5) years has been, in compliance with all applicable Environmental Laws in all material respects, and (ii) the Company has not received from any Person any (A) Environmental Notice or Environmental Claim, or (B) written request for information pursuant to Environmental Law, which remains pending or unresolved as of the Closing Date.
(b)The Company has obtained and is in compliance in all material respects with all applicable Environmental Permits (each of which is disclosed in Section 4.15(b) of the Disclosure Schedule) necessary for the operation of the business or assets of the Company, and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date.
(c)To the Company’s Knowledge, none of the Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA.
(d)Except as set forth in Section 4.15(d) of the Disclosure Schedule, during the prior five (5) years, there has been no Release or threatened Release of Hazardous Materials by the Company in contravention of Environmental Laws with respect to the business or assets of the

Company, or any Real Property currently or formerly owned, operated or leased by the Company. The Company does not have Released Hazardous Materials at a location that has resulted or would reasonably be expected to result in any material liability associated with, or in violation of, or require material remediation under, any Environmental Law. No Real Property currently or formerly owned, leased or operated by the Company contains or has been contaminated by Hazardous Materials. The Company has not owned or operated any active or abandoned aboveground or underground storage tanks containing Hazardous Substances or regulated under Environmental Laws.
(e)The Company has made available to Buyer all reports of any environmental audits, site assessments, reviews, studies or other similar documents that contain material information regarding the Company, to the extent such documents are within the possession or control of the Company or Seller.
(f)The representations and warranties set forth in this Section 4.15 are the Company’s sole and exclusive representations and warranties regarding environmental matters.
Section 4.16Employee Benefit Matters.
(a)Section 4.16(a) of the Disclosure Schedule contains a complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” shall mean each “employee benefit plan,” as defined in Section 3(3) of ERISA, each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, and each employment, consulting, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, or other equity or equity-based, bonus, incentive, deferred compensation, retirement, supplemental retirement, savings, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, cafeteria, flex spending, post-employment (including retiree medical and retiree life), severance, termination, excess benefit, indemnity, redundancy pay, change in control, retention, transaction, educational assistance, holiday pay, housing assistance, moving expense reimbursement, tuition or educational assistance, vacation, paid-time-off, fringe benefit or other compensation and/or benefit agreement, plan, program, fund, policy, Contract or arrangement, regardless of whether such agreement, plan, program, fund, policy, Contract or arrangement is governed by the Laws of the United States or the Laws of a foreign jurisdiction, in each case that is maintained or sponsored by the Company, or under which the Company has any obligation or liability (whether fixed or contingent, direct or indirect) with respect to any current or former employee or any other individual consultant, leased employee or contingent worker. The Company has made available to Buyer written copies, to the extent applicable, of: (i) the material Company Benefit Plans and any amendments thereto (or written descriptions with respect to any unwritten Company Benefit Plans), (ii) any related service or trust agreements or other funding instruments, (iii) the most recent IRS determination or opinion letter, (iv) summary of material modifications, (v) the financial statements, audited financial statements, Form 5500 annual report (including attached schedules) and nondiscrimination testing results under the Code for calendar year 2020 and (vi) any material written correspondence with any Governmental Authority with respect to any Company Benefit Plan.
(b)All Company Benefit Plans have been administered and maintained in all material respects in compliance with their terms and all applicable Laws, including all applicable requirements of ERISA and the Code, except as would not, individually or in the aggregate, be reasonably expected to result in a material liability to the Company. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is qualified in form and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. All benefits, contributions and premiums required by and due under the terms of each Company Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Company Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Company Benefit Plan, to the Company’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code.
(c)Except as set forth in Section 4.16(c) of the Disclosure Schedule, for the six- (6) year period preceding the date hereof, neither the Company nor any member of its Controlled Group has maintained, sponsored, contributed to, or incurred any present or future actual obligation to pay money (including as a result of a member of its Controlled Group), and the Company could not reasonably be expected to incur any actual liability, under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code with respect to: (i) any employee benefit plan that is or was subject to Section 412 of the Code or Title IV of ERISA, (ii) any “multiemployer plan” (as such term is defined under Section 3(37) or 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (as defined in ERISA or the Code) or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. The Company has not: (x) withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (y) engaged in any transaction which would give rise to a liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA. No liability under Title IV of ERISA has been incurred or is expected to be incurred by the Company or any member of its Controlled Group that has not been satisfied in full, and no condition exists that could be expected to result in the Company incurring a liability under such Title.
(d)With respect to each Company Benefit Plan, to the extent applicable: (i) there have been no non-exempt “prohibited transactions” as defined in Section 406 of ERISA or Section 4975 of the Code that could reasonably be expected to cause the Company to incur a liability under ERISA or the Code, and (ii) there has been no breach of fiduciary duty (as determined under ERISA) by the Company, or any of its officers, directors or employees that could reasonably be expected to cause the Company to incur a liability under ERISA or the Code.
(e)With respect to each Company Benefit Plan that is subject to coverage, nondiscrimination and/or top-heavy testing under the Code, each such Company Benefit Plan has passed each such applicable test for each plan year for which the statute of limitations under the Code has not expired and/or has taken the appropriate actions to correct any failure of any such test within the applicable time limits.
(f)Other than as required under Section 4980B of the Code or other applicable Law, no Company Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(g)(i) There is no pending or, to the Company’s Knowledge, threatened action relating to a Company Benefit Plan (other than routine claims for benefits), and (ii) no Company Benefit Plan has within the two (2) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority, in each case, individually or in the aggregate, that could reasonably be expected to result in a material liability to the Company.
(h)Except as set forth in Section 4.16(h) of the Disclosure Schedule, no Company Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Company Benefit Plan, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code, and there is no Contract to which the Company is a party, or by which the Company is bound, to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.
(i)No individual classified as a non-employee, including any independent contractor, leased employee or consultant, for purposes of receiving employee benefits, regardless of treatment for other purposes, is eligible to participate in, or receive benefits under, any Company Benefit Plan that does not specifically provide for his or her participation.
(j)No Company Benefit Plan is maintained for service providers primarily located outside the United States.
(k)The representations and warranties set forth in this Section 4.16 are the Company’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 4.17Employment Matters.
(a)Except as set forth in Section 4.17(a) of the Disclosure Schedule, the Company is not, and for the prior six (6) years has not been, a party to, or bound by, any collective bargaining or other agreement with a labor organization, trade union, works council or similar entity representing or covering any of its employees, and no labor organization, trade union, works council or similar entity has been certified or recognized as the representative of any employees of the Company, or to the Knowledge of the Company, is seeking such certification or recognition or is attempting to organize any such employees. Except as set forth in Section 4.17(a) of the Disclosure Schedule, during the three- (3) year period prior to the date hereof, there has not been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company. The Company has made available to Buyer each collective bargaining agreement, including each memorandum of understanding, side letter or any similar amendment or addition to the collective bargaining agreements affecting employment since 2013.
(b)Section 4.17(b) of the Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all Employees, including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such Employee the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) current annual base compensation rate (and indication as to salaries/hourly status), (v) commission, bonus or other incentive-based compensation, (vi) a description of the fringe benefits provided to each such Employee, (vii) work location, (viii) active or leave status (if on leave, with type of leave indicated), (ix) union status and (x) status as exempt or non-exempt pursuant to the U.S. Fair Labor Standards Act and applicable state and local wage and hour Laws.
(c)Section 4.17(c) of the Disclosure Schedule sets forth a complete and accurate list of all third party temporary employees, consultants and independent contractors who are currently providing services to the Company as of the date hereof and sets forth for each such Person the following: (i) name, (ii) work location, (iii) position description or service performed, (iv) date initially contracted, (v) hours worked, (vi) term of assignment and (vii) fee structure.
(d)The Company is and has been in compliance in all material respects with all applicable Laws and Contracts pertaining to employment and employment practices to the extent they relate to employees and independent contractors of the Company, including all Laws and Contracts relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All Employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified and all consultants and independent contractors of the Company are properly classified as non-employees under the Fair Labor Standards Act and state and local wage and hour Laws. Except as set forth in Section 4.17(d) of the Disclosure Schedule, there are no Proceedings against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the business of the Company, including any Claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under any applicable Law or Contract. The Company has withheld and reported all amounts required by applicable Law to be withheld and reported with respect to wages, salaries and other payments to its employees, and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. The Company is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). The Company has at all times correctly classified those individuals performing services as common law employees, leased employees, independent contractors or other service providers to or agents, as the case may be.
(e)The Company has not received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Law to conduct an investigation with respect to or relating to employees of the Company and, to the Knowledge of the Company, no such investigation is in progress.
(f)As of the date hereof, to the Knowledge of the Company, no officer of the Company whose departure would materially disrupt the operations of the Company has, as of the date hereof, disclosed any plans to terminate his, her or their employment or relationship with the Company.
(g)The Company has not effectuated: (i) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company.
(h)No formal or substantiated informal allegation, complaint, charge or Claim of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior has been made in the past three (3) years against any Person who is or was a member of the board of directors, officer or direct report of an officer of the Company (a “Sexual Misconduct Allegation”). The Company has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating to any Sexual Misconduct Allegation.
(i)Since March 1, 2020, the Company has been in compliance in all material respects with applicable Laws regarding COVID-19, including Laws regarding COVID-19 leaves of absence and COVID-19 health and safety protocols. The Company has used commercially reasonable efforts to adhere in all material respects to applicable guidance from applicable Governmental Authority such as the U.S. Centers for Disease Control and Prevention and the federal Occupational Safety and Health Administration relating to COVID-19.
(j)No Employee of the Company has a principal place of employment outside the United States or is subject to the labor and employment Laws of any country other than the United States.
(k)The representations and warranties set forth in this Section 4.17 are the Company’s sole and exclusive representations and warranties regarding employment matters.
Section 4.18Taxes.
(a)Except as set forth in Section 4.18 of the Disclosure Schedule:
(i)The Company has timely filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any income or other material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All income and other material Taxes due and owing by the Company have been timely paid or accrued.
(ii)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. The Company has not entered into any written agreement with a taxing authority with respect to Taxes.
(iii)The Company has timely withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member, shareholder or other party, and complied in all material respects with all information reporting (including IRS Forms 1099 and W-2) and backup withholding provisions of applicable Law.
(iv)Since Edgewater’s acquisition of the Company in 2016, the Company has not been a member of an affiliated group for Tax purposes other than an affiliated group of which the Company is the parent. The Company does not have any liability for Taxes of any other Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise.
(v)Since Edgewater’s acquisition of the Company in 2016, the Company has not undergone an ownership change within the meaning of Section 382(g) of the Code.
(vi)There are no Encumbrances for Taxes upon any of the assets or properties of the Company, except for Encumbrances for Taxes not yet due and payable.

(vii)The Company has properly collected and remitted all sales and similar Taxes in accordance with applicable Law with respect to sales or leases made or services provided to other Persons and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales, leases or other services made without charging or remitting sales or similar Taxes that qualify as exempt from sales and similar Taxes.
(viii)The prices and terms for the provision of any property or services between any of the Company, Seller, and/or their Affiliates or branches, offices, or permanent establishments comply in all material respects with the principles set forth in Section 482 of the Code (and any similar provision of state or non-U.S. Law) and all related documentation required by such laws has been timely prepared or obtained and, if necessary, retained.
(ix)Neither the Company nor Buyer will be required to include any item of income or gain in, or exclude any item or deduction or loss from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:
(A)any change in a method of accounting of the Company for a taxable period ending on or prior to the Closing Date;
(B)the use of an improper method of tax accounting by the Company for a taxable period ending on or prior to the Closing Date;
(C)any installment sale or open transaction of the Company occurring on or prior to the Closing Date;
(D)any intercompany transactions of the Company occurring on or prior to the Closing Date or any excess loss account described in Treasury Regulations Section 1.1502-19 (or any similar provision of state, local or foreign Tax Laws) in existence on the Closing Date;
(E)a deposit, prepaid amount or advance payment received by the Company on or before the Closing Date;
(F)any “gain recognition agreement” or “domestic use election” (or analogous concepts under state, local or foreign income Tax Law) by the Company; or
(G)the application of Section 951 or Section 951A of the Code with respect to income earned or recognized or payments received on or prior to the Closing Date by the Company.

(x)No Equity Interests of the Company were issued as compensation, except where the recipient has filed a timely and proper election under Section 83(b) of the Code or where such equity interests were fully vested at the time of issuance.
(xi)None of the assets of the Company are “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond-financed property” (within the meaning of Section 168(g)(5) of the Code).
(xii)The Company is not a resident for Tax purposes, nor has a branch, permanent establishment, agency or other Tax presence, in any country other than the United States. The Company has not been a “U.S. shareholder” (as defined in Section 951 of the Code) of a “controlled foreign corporation” as that term is defined in Section 957 of the Code.
(xiii)There are no ongoing actions, suits, Claims, investigations or Proceedings by any taxing authority against the Company. All Tax deficiencies asserted or assessments made or proposed against the Company have been paid in full.
(xiv)During the preceding three (3) years, no Claim has been made by a taxing authority in writing in a jurisdiction where the Company does not file Tax Returns that asserts the Company is subject to taxation by that jurisdiction. The Company does not have a trade or business or any employees located in any jurisdiction that could reasonably be expected to subject it to Tax of a jurisdiction other than one where it currently pays Taxes.
(xv)The Company is not party to any Tax sharing agreement or Tax allocation agreement that will be in effect after the Closing Date.
(xvi)The Company has not engaged in or entered into a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b) or any analogous provision of state, local or foreign law.
(xvii)Neither the Company, nor its predecessors by merger or consolidation have been a party to any transaction intended to qualify under Section 355 of the Code.
(b)Except for any other representations expressly referencing taxes, the Code or any other Tax Law, the representations and warranties set forth in this Section 4.18 are the Company’s sole and exclusive representations and warranties regarding Tax matters and, except with respect to Section 4.18(a)(viii), shall apply only to taxable periods ending on or before the Closing Date.
Section 4.19Products.
(a)Product Liability. There are currently no pending and, during the preceding three (3) years, there has been no pending or, to the Company’s Knowledge, threatened action, suit, inquiry, Proceeding or investigation by or before any Governmental Authority relating to any product (i) alleged to have been manufactured, distributed or sold by the Company to others and (ii)(B) alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty, (ii) alleged to have caused an accident or event by any hazard, defect, alleged hazard or alleged defect in manufacture, design, materials or workmanship, (iii) subject to voluntary or compulsory recall, market withdrawal, safety alert, investigation or any other similar notice or action relating to any alleged defect or violation, or lack of safety or efficacy.
(b)Product Warranty. The Company has not made any express warranties or guarantees with respect to the products marketed and/or sold or services rendered by it, other than pursuant to terms and conditions made available to Buyer, and the Company does not have a material liability or obligation for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product and service warranty claims (if any) set forth in the Financial Statements. To the Knowledge of the Company, each product sold or delivered and each service rendered by the Company has been sold or delivered subject to only warranties of the Company made in the ordinary course consistent with past practice (to replace, repair or return).
Section 4.20Inventory. Except as set forth in Section 4.20 of the Disclosure Schedule or as reserved against on the Interim Balance Sheet, all inventory reflected on the Interim Balance Sheet was, as of the Balance Sheet Date, of quality and quantity usable or salable in the ordinary course consistent with past practice and merchantable and fit for the purpose for which it was procured or manufactured. All such inventory is owned by the Company free and clear of all Encumbrances (other than Permitted Encumbrances) and is not held on a consignment basis.
Section 4.21Customers and Suppliers.
(a)Material Customers. Section 4.21(a) of the Disclosure Schedule sets forth (i) the five (5) largest customers of the Company in terms of sales for each of the two (2) most recent fiscal years (collectively, the “Material Customers”), and (ii) the approximate amount of consideration paid by each Material Customer during such periods. No Material Customer has as of the date of this Agreement (i) terminated or indicated to the Company that it intends to terminate or not renew its customer relationship with the Company or reduce its business with the Company or (ii) notified the Company in writing of its intention to do any of the foregoing.
(b)Material Suppliers. Section 4.21(b) of the Disclosure Schedule sets forth (i) the five (5) largest suppliers of the Company in terms of purchases for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”), and (ii) the approximate amount of consideration paid to each Material Supplier during such periods. No Material Supplier has as of the date of this Agreement (i) terminated its vendor relationship with the Company or (ii) notified the Company in writing of its intention to do so.
Section 4.22Insurance. Section 4.22 the Disclosure Schedule sets forth a true, correct and current list of each fire, theft, casualty, general liability, workers’ compensation, business interruption, product liability, automobile, and other insurance policy of the Company (the “Insurance Policies”) maintained on the assets of the Company, or with res pect to the Employees or business of the Company. The Company has made available to Buyer copies of all such Insurance Policies, together with all riders and amendments thereto. All such Insurance Policies are valid, binding, in full force and effect and enforceable in accordance with their terms against the respective insurers, except as enforcement may be limited by the Enforceability Exceptions, and the Company is not in default with respect to its obligations under any such Insurance Policy. To the Company’s Knowledge, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of the Insurance Policies. The Company shall, immediately after the Closing, continue to have coverage under the Insurance Policies with respect to events occurring prior to the Closing.
Section 4.23No CARES Act or Other Such Funding.
(a)Except as set forth in Section 4.23(a) of the Disclosure Schedule, the Company has not, directly or indirectly, sought, pursued, applied for, obtained, received, accepted or otherwise availed itself of any loan, grant, funding, tax benefit or other benefit, relief or assistance under (i) the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), (ii) any government program established or expanded thereunder, related thereto or funded thereby or (iii) any other Law or legislation enacted, any rule or regulation promulgated, or any other program established or expanded, by any Governmental Authority in connection with, or in response to, COVID-19 or designed to provide economic or other benefit, relief or assistance to Persons in connection therewith or in relation thereto (including (a) the U.S. Small Business Administration’s Economic Injury Disaster Loan program, (b) the U.S. Small Business Administration’s Paycheck Protection Program, and (c) any program or facility established or expanded by the Federal Reserve in response to COVID-19, including the Main Street Lending Program, the Main Street New Loan Facility, the Main Street Priority Loan Facility, the Main Street Expanded Loan Facility, the Primary Market Corporate Credit Facility and the Secondary Market Corporate Credit Facility).
(b)For each loan obtained by the Company pursuant to the Paycheck Protection Program and specified in Section 4.23(a) of the Disclosure Schedule (each, a “PPP Loan”): (i) each of the certifications made by the Company in connection with the PPP Loan, including any certifications made in connection with applying for forgiveness of the PPP Loan and made in connection with obtaining such PPP Loan, were true and correct when made, (ii) the Company has taken all necessary actions to apply for forgiveness of all indebtedness under the PPP loan in accordance with the Small Business Act, the CARES Act and any other applicable Law, and all applicable conditions with respect thereto have been fully satisfied, and (iii) the Company has received complete and final forgiveness thereof, including as evidenced by a letter from the applicable lender, the U.S. Small Business Administration or an Affiliate or Representative thereof evidencing the complete and final forgiveness of the PPP loan.
Section 4.24Related Party Transactions. Except as set forth in Section 4.24 of the Disclosure Schedule, the Company is not now, and during the prior two (2) years has not been, a party to any transaction or any Contract with any of its Affiliates (including Seller and its Affiliates), employees, officers, directors or equityholders, except for transactions o

r Contracts with the employees and officers of the Company in connection with their services to the Company in their capacities as employees of the Company.
Section 4.25Brokers. Except for Fidus, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company.
Section 4.26No Other Representations and Warranties. Except for the representations and warranties contained in Article III and this Article IV (including the related portions of the Disclosure Schedule), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives, and any information, documents or materials made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.
ARTICLE V.
Representations and Warranties of Buyer
Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof (except to the extent that such representations and warranties reference another date, in which case, as of such date).
Section 5.01Organization of Buyer; Authority and Capacity. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all requisite corporate or other necessary action of Buyer on or prior to the Closing Date.
Section 5.02Enforceability. This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the other Transaction Documents to which Buyer is a party constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforcement may be limited by the Enforceability Exceptions.
Section 5.03No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or bylaws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any material Contract to which Buyer is a party, except in the cases of clauses (b) or (c), where the conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the Antitrust Laws and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.
Section 5.04Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state or foreign securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 5.05Brokers. No broker, finder or investment banker has been retained or is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
Section 5.06Sufficiency of Funds. Buyer will (on the Closing Date) have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the applicable portion of the Purchase Price payable on the Closing Date and consummate the transactions contemplated by this Agreement. Buyer will also (subsequent to the Closing Date on the applicable date) have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of any amounts required to be paid by Buyer pursuant to Section 2.03. In no event shall the receipt by, or the availability of, any funds or financing to Buyer or any of its Affiliates or any other financing be a condition to Buyer’s obligation to consummate the transactions contemplated hereunder.
Section 5.07Legal Proceedings. There are no actions, suits, Claims, investigations or Proceedings pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 5.08Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition

(financial or otherwise) and assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and Records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller and the Company set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedule); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedule).
ARTICLE VI.
Covenants
Section 6.01Employees and Employee Benefits.
(a)With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, “Buyer Benefit Plans”) in which the Employees of the Company as of the Closing Date (the “Company Continuing Employees”) will participate effective as of the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which the Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits (y) such service was not recognized under the corresponding Company Benefit Plan or (z) such service related to a defined benefit pension plan for any purposes.
(b)With respect to any bonuses (for employees of the Company) accrued in Estimated Closing Working Capital or included in the calculation of Estimated Closing Indebtedness, Buyer shall not alter or modify the underlying methodology or formulas for such bonuses in respect of the period before the Closing. With respect to any such retention bonuses (for the avoidance of doubt, as accrued in Estimated Closing Working Capital for the period prior to the Closing Date or otherwise included in Estimated Closing Indebtedness) that by their terms are payable or conditionally payable after the Closing, Buyer shall cause the Company to pay such retention bonuses through the Company’s payroll system (net of all applicable deductions and withholdings) and in accordance with the Company’s customary payroll practices on the Company’s next regularly-scheduled payroll date following the sixtieth (60th) day following the Closing Date, subject to satisfaction of the applicable conditions set forth in each retention bonus agreement. With respect to (i) all other applicable bonuses (for the avoidance of doubt, as accrued in Estimated Closing Working Capital for the period prior to the Closing Date or otherwise included in Estimated Closing Indebtedness) and (ii) any transaction bonuses for employees of the Company included in the calculation of Estimated Selling Expenses, such shall be paid by the Company (and the Seller will cause the Company to make such payments) through the Company’s payroll system (net of all applicable deductions and withholdings) on the Company’s next regularly-scheduled payroll date following the Closing Date; provided, however, that the transaction bonuses may, with the Buyer’s consent and at Buyer’s direction, be paid through a special payroll run prior to the Company’s next regularly-scheduled payroll date.
(c)This Section 6.01 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.01. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties hereto acknowledge and agree that the terms set forth in this Section 6.01 shall not create any right in any Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.
Section 6.02Director and Officer Indemnification and Insurance.
(a)In the event of any threatened or actual Claim or Proceeding in which any Person who is now, or has been at any time prior to the Closing, a director, manager or officer of the Company (collectively, the “Covered Persons”) is, or is threatened to be, made a party thereto based in whole or in part on the fact that such Person is or was a director, manager or officer of the Company arising out of acts or omissions occurring on or prior to the Closing Date, whether in any case asserted before, on or after the Closing Date, the Company shall, to the fullest extent permitted by all applicable Laws and Organizational Documents, indemnify, defend, advance and hold harmless such Covered Person from and against any and all losses incurred in connection with or arising out of such Claim or Proceeding, in each case, to the extent that such Covered Person would have been entitled to the same pursuant to the applicable Organizational Documents as of immediately prior to the Closing.
(b)Buyer shall cause the Company to maintain the indemnification and exculpation provisions in the applicable Organizational Documents of the Company substantially in the form that they exist on the Closing Date to the extent permitted by applicable Laws. Without limiting the generality of Section 6.02(a), the Covered Persons shall continue to be entitled to the exculpation and indemnification provisions in the applicable Organizational Documents of the Company to the fullest extent permitted by applicable Laws.
(c)A Covered Person shall notify the Company of the existence of a Claim or Proceeding for which such Covered Person is entitled to indemnification hereunder as promptly as reasonably practicable after such Covered Person learns of such Claim or Proceeding; provided that the failure to so notify shall not affect the obligations of the Company under this Section 6.02 except to the extent such failure to notify actually prejudices the Company. The Covered Person and the Company shall reasonably cooperate with each other in connection with the defense of any such Claim or Proceeding.
(d)Seller shall cause the Company to, upon or prior to the Closing, purchase, at the expense of Seller or the Company, so-called “tail” coverage providing director and officer liability insurance covering (among other things) the Covered Persons for matters arising out of acts or omissions occurring on or prior to the Closing Date on terms no less favorable than those in effect on the date hereof for a period of at least six (6) years after the Closing.

(e)The provisions of this Section 6.02 are intended to be for the benefit of, and enforceable by, each Covered Person and such Covered Person’s estate, heirs and representatives, and nothing herein shall affect any indemnification rights that any Covered Person or such Covered Person’s estate, heirs and representatives may have under any Organizational Documents of the Company, any Law, any Contract or otherwise.
(f)The obligations of Buyer and the Company under this Section 6.02 shall continue in full force and effect for a period commencing as of the Closing and ending as of the sixth (6th) anniversary of the Closing; provided that all rights to indemnification in respect of any claim for indemnification under this Section 6.02 asserted or made within such period shall continue until the final disposition of such claim. Nothing in this Section 6.02 shall require Buyer or, after the Closing, the Company, to indemnity, defend, hold harmless or advance expense to any Person with respect to any matter for which Buyer is entitled to seek indemnification from Seller under this Agreement.
Section 6.03Confidentiality.
(a)From the date hereof until the Closing, Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.03 shall nonetheless continue in full force and effect.
(b)For a period of five (5) years following the Closing, Seller shall (i) treat and hold in confidence (and not disclose) all of the Confidential Information of the Company and all of the Confidential Information related to its business, (ii) refrain from using any of such Confidential Information, and (iii) deliver promptly to Buyer or destroy, at the request of Buyer, all tangible embodiments of such Confidential Information which are in Seller’s possession; provided, that Seller shall be permitted to retain copies of any Confidential Information solely to the extent required for legal or regulatory purposes. If Seller is ever requested or required (by oral question or request for information or documents in any Proceeding) to disclose any such Confidential Information, then Seller will, to the extent reasonably practicable and permitted by applicable Law, notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with this Section 6.03(b). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is required under applicable Law to disclose any Confidential Information of the Company, or related to its business, then Seller may disclose such Confidential Information to the extent so required; provided, however, that Seller will use its reasonable best efforts to obtain, at the reasonable request of Buyer and at Buyer’s sole cost and expense, a protective order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed. The foregoing restrictions shall not apply to (i) any information generally available to or known by the public (other than as a result of disclosure in violation of this Section 6.03) or (ii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby.

Section 6.04Governmental Approvals and Third Party Consents.
(a)Each Party shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)Seller shall be responsible for payment of the filing fees applicable to any Governmental Authority filings (if any) required in connection with the performance of this Section 6.04.
(c)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(d)Seller and the Company (as the case may be) shall use their commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedule, if any; provided, however, that neither Seller nor the Company shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.
Section 6.05Public Announcements. Unless otherwise required by applicable Law or stock exchange rule or regulation (based upon advice of counsel), no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.
Section 6.06Tax Matters.
(a)Tax Return Filing.

(i)Seller shall prepare and, with Buyer’s cooperation, timely file all Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date (the “Pre-Closing Period”). Buyer shall have a reasonable opportunity to review all such Tax Returns and Seller shall reflect any reasonable comments from Buyer in such Tax Returns as filed. The Company shall, and Buyer shall cause the Company to, pay and discharge all Taxes shown to be due on such Tax Returns before the same shall become delinquent and before penalties accrue thereon. Buyer shall prepare and timely file all Tax Returns of the Company for any taxable period beginning on or before and ending after the Closing Date (the “Straddle Period”). The Company shall, and Buyer shall cause the Company to, discharge all Taxes shown to be due on such Tax Returns. No later than ten (10) Business Days prior to the due date of any Tax Return, Seller shall pay to the Company, without duplication, the amount of Taxes shown due on any Tax Return and attributable to a Pre-Closing Period or the pre-Closing portion of the Straddle Period, as the case may be, except to the extent such Taxes were specifically included in the calculation of Final Closing Working Capital, Final Closing Indebtedness, or Final Selling Expenses. Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability for reimbursement or payment of any Taxes of the Company arising from activity occurring on the Closing Date. No election under Section 338 of the Code shall be made in connection with any transaction contemplated by this Agreement.
(ii)The Tax Returns referred to in this Section 6.06(a) shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by applicable Law.
(iii)Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, neither Buyer nor the Company shall (each of the following, a “Buyer Tax Act”): (a) file any amended Tax Return relating to the Company (or otherwise change such Tax Returns or make an election) with respect to any Pre-Closing Period; (b) file any Tax Return relating to the Company for a Pre-Closing Period in a jurisdiction in which a Tax Return historically has not been filed by the Company; (c) initiate any voluntary disclosure action with respect to a Pre-Closing Period; (d) take any action after the Closing on the Closing Date that is outside the ordinary course of business; or (e) take any action to extend the applicable statute of limitations with respect to any Tax Returns of the Company for any Pre-Closing Tax Period.
(iv)Notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor the Company shall file any Tax Return relating to the Company for a Pre-Closing Period in a jurisdiction in which a Tax Return historically has not been filed by the Company or initiate any voluntary disclosure action with respect to a Pre-Closing Period, in each case, without the written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).
(b)Allocation for Straddle Period. For purposes of this Agreement, the amount of Taxes of the Company attributable to the pre-Closing portion of a Straddle Period shall be determined based upon a hypothetical closing of the taxable year on the Closing Date with the

Closing Date being included in the pre-Closing portion of such Straddle Period; provided, however, that any real and personal property Taxes or similar Taxes (which are not based on income) shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period. All Transaction Tax Deductions shall be treated as being deductible in the taxable period that includes the Closing Date to the maximum extent permitted by applicable Law.
(c)Refunds. Any refunds or credits of the Taxes of the Company plus any interest received with respect thereto for any Pre-Closing Periods or the pre-Closing portion of any Straddle Period (including refunds arising from amended returns filed after the Closing Date) shall be for the account of Seller except to the extent related to the carryback of losses or deductions from any Tax periods or portions thereof after the Closing and, if received by Buyer or the Company, shall be paid to Seller within ten (10) Business Days after Buyer, the Company receives such refund. Any refunds or credits of Taxes of the Company for any Straddle Period shall be apportioned between Seller and Buyer in the same manner as the liability for such Taxes is apportioned pursuant to Section 6.06(b).
(d)Indemnification.
(i)Subject to the terms and conditions of Article VIII, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, without duplication, any and all Losses incurred or sustained by, or imposed upon, Buyer or the Company based upon, arising out of, with respect to or by reason of: (A) any inaccuracy in or breach of any of the representations or warranties of Seller contained in Section 4.18; and (B) any liability for Taxes payable by the Company for the Pre-Closing Period or the pre-Closing portion of any Straddle Period, but in each case only to the extent in excess of the amount of any such Tax liabilities specifically included in the calculation of Final Closing Working Capital, Final Closing Indebtedness or Final Selling Expenses. Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation to indemnify, hold harmless, or otherwise pay Buyer (or any other Person) for any Losses resulting from a Buyer Tax Act.
(ii)Subject to the terms and conditions of Article VIII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller or its direct or indirect equity owners based upon, arising out of, with respect to or by reason of, (A) any Taxes owed by the Company for (1) periods ending after the Closing (other than those relating to or arising out of the pre-Closing portion of the Straddle Period under Section 6.06(b) or a violation of representations in Section 4.18(a)(viii)) and (2) economic activity of the Company occurring on the Closing Date, and (B) any Buyer Tax Act. Buyer shall not cause the Company to make any election under applicable Tax Laws that increases Seller’s liabilities for Taxes or indemnification under this Agreement without the consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).
(iii)Any Escrow Amount shall be available to satisfy Seller’s obligation, if any, to make a payment to Buyer under this Section 6.06(d), in which case Seller and

Buyer shall provide to the Escrow Agent a joint written instruction to release from the Escrow Amount, and in particular the escrow component or components thereof specified by Buyer, to the extent sufficient, an amount equal to such indemnity, and the applicable Escrow Amount shall be deemed reduced in an amount equal to such indemnity and such indemnity shall be discounted to the extent of the reduction of the Escrow Amount.
(iv)Any payments made pursuant to this Section 6.06(d) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
(e)Tax Contest.
(i)Buyer shall promptly notify Seller following receipt of written notice of any pending or threatened Tax examination, audit or other administrative or judicial proceeding (a “Tax Contest”) that could reasonably be expected to result in an indemnification obligation under Section 6.06(d)(i). If Buyer fails to provide such notice to Seller, Buyer shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest to the extent that such failure or delay shall have materially and adversely affected the Indemnifying Party’s ability to defend against, settle, or satisfy any action, suit or proceeding against it, or any damage, loss, claim or demand for which the Indemnified Party is entitled to indemnification hereunder.
(ii)If a Tax Contest relates solely to any Pre-Closing Period or to any Taxes for which Seller is liable in full hereunder, Seller shall at its expense control the defense and settlement of such Tax Contest. If Seller does not assume the defense of any such proceeding, or the Tax Contest is not one that relates solely to any Pre-Closing Period, Buyer may defend the matter in a manner it considers appropriate including settling such contest. Notwithstanding the foregoing, Seller shall not agree to any settlement concerning Taxes which may adversely impact Buyer or the Company for a period ending after the Closing without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). Buyer shall have the right to be kept fully informed of any material developments and the right to observe the conduct of any Tax Contest (through attendance at meetings) at its own expense, including through its own counsel and other professional experts. Notwithstanding the foregoing, Buyer shall not, and after the Closing shall cause the Company not to, agree to any settlement concerning Taxes which may adversely impact Seller (or any one or more of Seller’s or its direct or indirect equity owners) or the Company for a period ending on or before the Closing Date without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).
(f)Cooperation. Seller and Buyer agree to furnish or cause to be furnished to each other, upon request and as promptly as practicable, such information and assistance (including access to books and Records) as is reasonably necessary for preparation or execution of any Tax Return, claim for refund or audit, and the prosecution or defense of any Claim, suit or Proceeding relating to Tax liabilities of the Company. The requesting party shall bear all out-of-pocket costs and expenses incurred by the other party hereto in providing such assistance. Seller shall retain copies of all Tax Returns, schedules, workpapers, Records and other documents in its possession relating to Tax matters with respect to the Company for periods ending on or before the Closing Date until sixty (60) days after the expiration of the applicable statute of limitations with respect to such Tax matters.
(g)Survival. This Section 6.06 shall survive for the full period of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.
(h)Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes imposed in connection with this Agreement and the transactions contemplated hereby (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Buyer and Seller shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate with each other and use their reasonable best efforts to minimize the Transfer Taxes attributable to the transactions contemplated herein. With respect to the preparation and filing of Tax Returns for such Transfer Taxes, (i) the Party legally responsible for filing any Tax Return relating to such Transfer Taxes shall timely file such Tax Return; (ii) the Party legally responsible for filing such Tax Return will use its commercially reasonable efforts to provide such Tax Return to the other Party at least five (5) Business Days prior to the due date for such Tax Return for such Party’s review and comments (which shall be considered in good faith), and (iii) such other Party, at least two (2) Business Days prior to the due date for filing such Tax Return, shall, pay to the Party legally responsible for filing such Tax Return (or any of its Affiliates as applicable), the amount of any Transfer Taxes required to be paid pursuant to this Section 6.06(h) with respect to such Tax Return.
(i)Exclusive Tax Remedy. Notwithstanding anything to the contrary in this Agreement, Buyer hereby acknowledges and agrees that (a) Buyer’s (and each other Buyer Indemnified Party’s) sole and exclusive remedy with respect to any and all claims relating to Taxes shall be pursuant to the provisions set forth in this Section 6.06 including any claim resulting from any inaccuracy in or breach of any of the representations or warranties of Seller contained in Section 4.18, and (b) to the extent there is any conflict between provisions of this Section 6.06 and provisions of other Sections of the Agreement with respect to issues or claims relating to Taxes, the provisions of this Section 6.06 shall control subject to the relevant provisions of Article VIII that reference any provision of this Section 6.06.
Section 6.07Affiliate Transaction Termination. Effective as of immediately prior to the Closing, the Company and Seller shall have taken all such actions as are necessary to terminate the transactions and Contracts listed on Section 6.07 of the Disclosure Schedule.
Section 6.08Non-Solicitation.
(a)Seller agrees that during the three (3) year period following the Closing Date, Seller shall not, directly or indirectly, including through its Affiliates or another Person, or as an owner, member, partner, equityholder, consultant, lender, employee, director, manager, officer or otherwise:

(i)solicit, employ, retain or induce (or attempt to solicit, employ, retain or induce) any employee or sales representative of the Company to leave his or her employment or engagement with the Company;
(ii)solicit or induce (or attempt to solicit or induce) any supplier, vendor, service provider, consultant or customer which has a business relationship with the Company as of the Closing Date for purposes of discontinuing or diverting any or all of their business or services from the Company;
(iii)provided, however, that the provisions of Section 6.08(a)(i) shall not preclude (x) solicitation of employees in the form of the placement of a general advertisement or other solicitation of a general nature, in either case, not targeted at any of the foregoing or (y) solicitation or hiring any employee not employed by the Company for a period of six (6) months prior to the time of solicitation, or (z) solicitation or hiring of any employee terminated by the Company or the Buyer following the Closing date.
(b)Seller hereby acknowledges and agrees that the restrictive periods of time, geographic scope and scope of restricted activity specified herein are reasonable in scope and duration and are necessary in view of the transactions contemplated by this Agreement and the nature of the business in which the Company is engaged as of the Closing. If the scope of any stated restriction is adjudicated by a Governmental Authority to be too broad to permit enforcement of such restriction to its full extent, then the parties agree that such restriction shall be enforced and/or modified to the maximum extent permitted by Law, and the same will in no way effect any other circumstance or the enforceability of the remainder of this Agreement.
(c)Notwithstanding anything to the contrary contained herein, Section 6.08(a)(ii) above shall in no way bind those Affiliates of Seller (collectively, the “Affiliated Entities”) including the officers, directors, and employees of such Affiliated Entities (collectively, “Affiliated Personnel”) that: (i) are not provided with and do not receive any Confidential Information, directly or indirectly, from Seller or the Company; or (ii) are not acting at the direction of Seller or Seller’s representatives based on the Confidential Information.  For the avoidance of doubt, the Parties hereto acknowledge that (i) certain Affiliated Personnel who serve on the board of directors (or similar governing body) of one or more of such Affiliated Entities may also serve as a representative of Seller in another position or role (a “Dual Representative”) and (ii) no such Affiliated Entities will be deemed to have received such Confidential Information solely as a result of such dual role of any such Dual Representative, provided that such Dual Representative shall not have disclosed any Confidential Information to such Affiliated Entities or used any Confidential Information for the benefit of such Affiliated Entities.
(d)Seller hereby acknowledges that any breach of this Section 6.08 shall cause irreparable injury to the goodwill and proprietary rights of Buyer, for which Buyer shall not have an adequate remedy at Law. Accordingly, Seller agrees that Buyer shall be able to seek immediate injunctive relief in the form of a temporary restraining order, preliminary injunction, and/or permanent injunction against Seller to restrain or enjoin any violation of any provision of this Section 6.08 without any requirement of posting a bond or other surety or proving damages.

Section 6.09Records. After the Closing and for a period of seven (7) years thereafter, Buyer and the Company shall preserve all Records that are pertinent to the business of the Company and, upon reasonable written notice, agree to furnish, or cause to be furnished, to Seller and its Representatives, access, during normal business hours, to such Records as is reasonably necessary for financial reporting and accounting matters, subject to the confidentiality obligations set forth in Section 6.03; provided that the provision of such access will not be required to the extent that the provision of such access would unreasonably disrupt the normal operations of Buyer or the Company or result in the loss or waiver of attorney-client privilege, work product doctrine or other similar protection or the violation of any applicable Laws.
Section 6.10Release. Effective upon the Closing, Seller, on behalf of itself and its Affiliates (other than the Company), hereby fully and irrevocably waives, releases and discharges forever the Company, and its employees, representatives, heirs, estates and agents (collectively, the “Company Released Parties”) from any Claims, debts, accounts, covenants, Contracts, arrangements, promises, obligations, damages, judgments or liabilities of any kind, in law or equity, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses), which any of them has or may have against any Company Released Party, whether known or unknown, suspected or unsuspected, and that now exist or may hereafter exist solely to the extent it has arisen or arises out of or relates to an action or event occurring or existing prior to the Closing (collectively, the “Seller Released Claims”). Seller shall refrain, and shall cause its Affiliates to refrain, from directly or indirectly asserting any Claim or commencing (or causing to be commenced) any action of any kind before any court, arbitrator or Governmental Authority against any Company Released Party based upon any Seller Released Claim. Notwithstanding any other provision herein or elsewhere to the contrary, the Seller Released Claims do not include (a) any Claims, rights or other actions arising out of this Agreement or the other Transaction Documents, (b) any Claims, rights or other actions that may arise as a result of an action or event occurring after the Closing or (c) any rights of any Covered Person to indemnification or advancement under Organizational Documents, Contracts, policies of insurance or Laws that are expressly contemplated to survive the Closing pursuant to Section 6.02.
Section 6.11Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
Section 6.12Representations and Warranties Insurance. Prior to the date of this Agreement, Buyer has obtained and made available to Seller a “Buyer side” representations and warranties insurance policy from Beazley USA Services, Inc. (the “R&W Insurance Carrier”), substantially in the form attached hereto as Exhibit E, insuring Buyer for (among other things) (a) covered Losses due to breaches of representations and warranties of Seller under Article III and the Company under Article IV and (b) indemnity for certain pre-Closing Tax liabilities under Section 6.06. Buyer shall ensure that the R&W Insurance Policy is issued on or before the

Closing Date. Without limiting the generality of the foregoing, Buyer shall timely pay all premiums and other amounts required to cause the R&W Insurance Policy to become effective in accordance with its terms. Seller shall deliver a copy of the Data Room hosted by Fidus on behalf of the Company to the R&W Insurance Carrier within a reasonable period of time (but no longer than ten (10) Business Days) following the Closing. Following the Closing, Buyer acknowledges and agrees that the R&W Insurance Policy shall provide that the Insurer shall waive any right or entitlement of subrogation against Seller or any of its Affiliates for any claims (other than claims arising from Fraud) paid to the Buyer under the R&W Insurance Policy. Buyer further acknowledges that the R&W Insurance Policy shall provide that Seller may enforce this waiver directly against the Insurer, and as such is an intended third-party beneficiary for purposes of subrogation claims within the scope of the waiver. Buyer shall not (and shall cause its Affiliates (including, after the Closing, the Company) to not) amend, modify, terminate or waive any subrogation provision in the R&W Insurance Policy in a manner that would adversely affect to Seller, without the prior written consent of Seller. Buyer shall be solely responsible for payment of the R&W Insurance Policy premium and R&W Insurance Carrier expense payment.
ARTICLE VII.
Conditions to Closing
Section 7.01Conditions to Obligations of All Parties. At or prior to the Closing, Seller and the Company (as the case may be) shall have received all consents, authorizations, orders and approvals from Governmental Authorities (if any) as set forth in Section 7.01 of the Disclosure Schedule, in each case in form and substance reasonably satisfactory to Buyer.
Section 7.02Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)Seller shall have delivered to Buyer and the Escrow Agent a duly executed counterpart to the Escrow Agreement.
(b)Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by a duly authorized officer or other duly authorized representative of Seller, that the representations and warranties of Seller contained in Article III and of the Company in Article IV shall be true and correct in all respects (when read without any exception or qualification as to materiality, Material Adverse Effect or similar qualifier) as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct, other than in the case of Fundamental Representations, would not have a Material Adverse Effect, or, in the case of Fundamental Representations, except for de minimis inaccuracies.
(c)Seller shall have delivered to Buyer a certificate of the Secretary or an Assistant Secretary (or equivalent officer or other duly authorized representative) of Seller certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of managers of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and (ii) the names and signatures of the officers (or other duly authorized representatives) of Seller authorized to sign this Agreement, the Escrow Agreement and the other documents to be delivered hereunder (the “Seller Officer’s Certificate”).
(d)Seller shall have delivered to Buyer, free and clear of all Encumbrances (other than Encumbrances arising under applicable federal and state securities Laws or this Agreement), one or more original certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.
(e)Seller shall have delivered resignation letters, duly executed by those certain officers and directors of the Company identified in writing by Buyer to Seller at least five (5) Business Days prior to the Closing Date;
(f)Seller shall have delivered written evidence (to the reasonable satisfaction of Buyer) of the director and officer liability “tail” insurance policy required to be obtained in accordance with Section 6.04(d).
(g)Seller shall have delivered to Buyer an IRS Form W-9 from Seller and any other or additional certificate(s) (including pursuant to Treasury Regulation Section 1.1445-2(b)) that establishes an exemption from withholding under Section 1445 of the Code.
Section 7.03Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(a)Buyer shall have delivered to Seller the Estimated Purchase Price (based on the Estimated Closing Statement) less the Escrow Amount.
(b)Buyer shall have delivered to the Escrow Agent the Escrow Amount.
(c)Buyer shall have delivered to Seller and the Escrow Agent a duly executed counterpart to the Escrow Agreement.
(d)Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that the representations and warranties of Buyer contained in Article V shall be true and correct in all respects (when read without any exception or qualification as to materiality or similar qualifier) as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(e)Buyer shall have delivered to Seller a certificate of the Secretary or an Assistant Secretary (or equivalent officer or other duly authorized representative) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and (ii) the names and signatures of the officers (or other duly authorized representatives) of Buyer authorized to sign this Agreement, the Escrow Agreement and the other documents to be delivered hereunder (the “Buyer Officer’s Certificate”).
ARTICLE VIII.
Indemnification
Section 8.01Survival.
(a)Subject to the limitations and other provisions of this Agreement, (a) the representations and warranties of the Parties contained herein (other than the Fundamental Representations) shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date and (b) the Fundamental Representations contained herein shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing and shall remain in full force and effect for the period specifically contemplated therein, but not to exceed the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days in the event of a breach of such covenant or other agreement. Notwithstanding the foregoing, except as set forth in Section 8.02, no representation, warranty, covenant or agreement made in this Agreement shall survive any termination of this Agreement.
(b)Any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.
Section 8.02Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company from and after the Closing) and their respective officers, directors, employees, agents, successor and assigns (collectively, the “Buyer Indemnified Parties”) against, and shall hold each of them harmless from and against, any and all Losses that are actually incurred, suffered, sustained or required to be paid by or sought to be imposed upon any Buyer Indemnified Party, as a result of or arising out of:
(a)any inaccuracy in or breach of the representations or warranties of Seller or the Company contained in this Agreement;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller, or any covenant to be performed by the Company prior to Closing, pursuant to this Agreement; and
(c)any Closing Indebtedness or Selling Expenses not taken into account in the determination of the Purchase Price as contemplated by this Agreement.
Section 8.03Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend Seller and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of the representations or warranties of Buyer contained in this Agreement; and
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.
Section 8.04Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(a)Seller shall not be required to indemnify Buyer Indemnified Parties for Losses arising under Section 8.02(a) unless and until (a) the amount of a single Loss (or a series of related Losses) for which the Buyer Indemnified Parties are otherwise entitled to indemnification pursuant to Section 8.02(a) exceeds $10,000 (an “Individual Minimum Loss”) and (b) the aggregate amount of all Losses which exceed the Individual Minimum Loss for which the Buyer Indemnified Parties are otherwise entitled to indemnification pursuant to Section 8.02(a) exceeds the Indemnity Escrow Amount (the “Aggregate Minimum Loss”), and Seller shall only be responsible for Losses in excess of the Aggregate Minimum Loss; provided, however, that the Individual Minimum Loss and the Aggregate Minimum Loss shall not apply to Losses from claims arising from Fraud or from any breach of any Fundamental Representation.
(b)In no event shall Seller be liable to indemnify the Buyer Indemnified Parties for aggregate Losses arising under Section 8.02(a) in excess of the Indemnity Escrow Amount (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply to Losses from claims arising from Fraud or from any breach of any Fundamental Representation.
(c)In no event shall Seller be liable to indemnify the Buyer Indemnified Parties for aggregate Losses arising under Section 8.02, including Losses from claims arising from breach of any Fundamental Representation, in excess of the amount of the Purchase Price.
(d)Subject to the applicable limitations set forth in this Article VIII, including in this Section 8.04, and except in the event of claims arising from Fraud:

(i)any Losses arising out of or under Section 8.02(a) (other than claims arising from a breach of a Fundamental Representation) shall be asserted by the Buyer Indemnified Parties, (x) first, against the Aggregate Minimum Loss (which, for the avoidance of doubt, shall apply only once with respect to indemnification under this Article XIII), (y) second, against the Indemnity Escrow Amount (to the extent available) and (z) third, after the Indemnity Escrow Amount has been exhausted (or claimed Losses exceed the Indemnity Escrow Amount) for any reason, against the R&W Insurance Policy;
(ii)any Losses arising out of or under Section 8.02(a) (solely with respect to claims arising from a breach of a Fundamental Representation) or Section 6.06(d) shall be asserted by the Buyer Indemnified Parties, (w) first, against the Aggregate Minimum Loss (which, for the avoidance of doubt, shall apply only once with respect to indemnification under this Article XIII) , (x) second, against the Indemnity Escrow Amount (to the extent available), (y) third, after the Indemnity Escrow Amount has been exhausted (or claimed Losses exceed the Indemnity Escrow Amount) for any reason, against the R&W Insurance Policy, if applicable, and (z) fourth, if the R&W Insurance Policy does not cover such Loss or the coverage thereunder is or becomes exhausted or is otherwise unavailable, directly against Seller;
(iii)any Losses arising out of or under Section 8.02(b) shall be asserted, (x) first, against the Indemnity Escrow Amount (to the extent available) and (y) second, after the Indemnity Escrow Amount has been exhausted (or claimed Losses exceed the Indemnity Escrow Amount) for any reason, or otherwise disbursed, directly against Seller; and
(iv)any Losses arising out of or under Section 8.02(c) may be asserted by the Buyer Indemnified Parties, in the sole discretion of Buyer, against (x) the Indemnity Escrow Amount (to the extent available) or (y) directly against Seller.
(e)In the event that any Claimant alleges that it is entitled to indemnification hereunder, and such claim is covered and permitted to be asserted under more than one provision of this Agreement (including without limitation more than one representation and warranty set forth in Article III or Article IV), such Claimant shall be entitled to elect the provision(s) under which it may bring such claim for indemnification. Notwithstanding the foregoing, if a Buyer Indemnified Party is entitled to indemnification pursuant to Section 8.02(b) for a Loss and such Loss can also be recovered based on a breach of representation and warranty set forth in Article III or Article IV, then the Buyer Indemnified Party (x) shall first bring a claim for indemnification under Section 8.02(a), and for the avoidance of doubt, to the extent of the balance of the Indemnity Escrow Amount, and (y) thereafter, if (but only if) the R&W Insurance Policy does not cover such Loss or the coverage thereunder is or becomes exhausted, may bring a claim for indemnification under Section 8.02(b).
(f)Except for Losses (i) from claims arising from Fraud, or (ii) from claims arising from any breach of any Fundamental Representation (x) for which the Losses are not covered by the R&W Insurance Policy or (y) in the aggregate amount exceeding the remaining policy limit of the R&W Insurance Policy (for the avoidance of doubt, taking into account all claims thereunder, including claims not related to any Fundamental Representations), claims made by the Buyer Indemnified Parties (A) against the Indemnity Escrow Amount and (B) against the R&W Insurance Policy, shall be the sole and exclusive remedy of the Buyer Indemnified Parties for any Losses arising under Section 8.02(a), and the Buyer Indemnified Parties shall have no right to make claims against, seek separate recourse against or seek rights of recovery from Seller for such Losses. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, BUYER, ON BEHALF OF ITSELF AND THE OTHER BUYER INDEMNIFIED PARTIES, ACKNOWLEDGES AND AGREES THAT THE LIMITATIONS IN THIS ARTICLE VIII CONTINUE TO APPLY IF: (A) THE R&W INSURANCE POLICY IS NOT OBTAINED OR IS REVOKED, CANCELLED OR MODIFIED, OR EXPIRES, IN ANY MANNER; OR (B) ALL AMOUNTS PERMITTED TO BE RECOVERED AGAINST THE R&W INSURANCE POLICY HAVE BEEN RECOVERED.
(g)For the purposes of determining the existence of any breach of or inaccuracy in any representation or warranty in this Agreement or in calculating Losses hereunder, each qualification to a representation or warranty by use of the word “material” or “materially” (or similar qualification) shall be disregarded. In addition, each qualification to a covenant, agreement or obligation by use of the word “material” or “materially” (or similar qualification) shall be disregarded for purposes of calculating any Losses as a result of or arising out of a breach of or a failure to perform any covenant, agreement or obligation pursuant to Section 8.02(b).
Section 8.05Indemnification Notice; Litigation Notice. If a Party entitled to indemnification pursuant to Section 8.02 or Section 8.03 (the “Claimant”) believes that it has suffered or incurred any Loss, it shall so notify, as the case may be, (a) Buyer, in the event the Claimant is a Seller Indemnified Party, or (b) Seller, in the event the Claimant is a Buyer Indemnified Party, promptly in writing (x) identifying the party which the Claimant believes has an obligation to indemnify (the “Indemnifying Party”) and (y) describing the basis for such Loss, and the amount thereof, in each case, with reasonable particularity to the extent known to the Claimant (the “Indemnification Notice”). If any Proceeding is instituted by or against a third Person with respect to which the Claimant intends to claim any liability or expense as an Loss under this Article VIII (a “Third Party Claim”), such Claimant shall promptly notify the Indemnifying Party in writing of such Third Party Claim, describing the basis for the Loss, and the amount thereof, in each case, with reasonable particularity to the extent known to the Claimant (the “Litigation Notice”) in lieu of an Indemnification Notice. Any delay by Claimant to deliver an Indemnification Notice or Litigation Notice shall not diminish the Claimant’s rights to indemnification pursuant to the terms of this Agreement, except to the extent the Indemnifying Party is actually prejudiced by such delay or such delay increases the liability or expense to the Indemnifying Party. In the event any Indemnifying Party receives notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.05 that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.
Section 8.06Defense of Third Party Claims.
(a)The Indemnifying Party shall have thirty (30) calendar days after receipt of the Litigation Notice to notify the Claimant that it elects to conduct and control such Third Party Claim (the “Election Notice”), at its sole cost and expense; provided, however, that the Indemnifying Party therewith unconditionally acknowledges its obligation to indemnify the Claimant with respect thereto under this Article VIII (subject to the limitations set forth herein). If the Indemnifying Party does not give the foregoing Election Notice and such confirmation of indemnification obligation during such thirty (30) day period, the Indemnifying Party shall not be relieved of its indemnification obligations, if any, pursuant to this Article VIII and Claimant shall have the right (but not the obligation) to defend, contest, settle and compromise such Third Party Claim in the exercise of its reasonable discretion; provided, however, that the right of the Claimant to indemnification hereunder shall not be conclusively established thereby.
(b)If the Indemnifying Party timely gives the Election Notice and such confirmation of indemnification obligation, the Indemnifying Party shall have the right to undertake, conduct and control, the defense, conduct and settlement of such Third Party Claim (at its sole cost and expense) with counsel of its choice reasonably satisfactory to the Indemnifying Party, and the Claimant shall provide its cooperation, including providing reasonable access to Records and officers, to the Indemnifying Party in connection therewith; provided, however, that (i) the Indemnifying Party shall not consent to the imposition of any injunction or sanction against, any restriction upon the conduct of the business of, or any other equitable relief or on-going obligation upon, the Claimant without the prior written consent of the Claimant, (ii) the Indemnifying Party shall not concede, settle or compromise any Third Party Claim without the consent of the Claimant if the Claimant has or may have any out-of-pocket monetary obligations thereunder (e.g. not paid by Seller or the R&W Insurance Policy), (iii) the Indemnifying Party shall permit the Claimant to participate at any time in such defense, conduct and settlement through legal counsel chosen by the Claimant, but the fees and expenses of such legal counsel shall be borne solely by the Claimant, (iv) upon a final determination of such Third Party Claim, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this Article VIII, for the full amount of any Loss incurred by the Claimant, except fees and expenses of legal counsel that the Claimant incurred pursuant to clause (iii) above, (v) if a settlement is in respect of a Third Party Claim where coverage is available and being sought under the R&W Insurance Policy, then the prior written consent of the R&W Insurance Policy will be obtained to the extent required under the R&W Insurance Policy’s terms and conditions, and (vi) the Claimant shall have the right to pay or settle such Third Party Claim for which the Indemnifying Party is undertaking such Third Party Claim defense as contemplated above; provided, however, that in the event of such payment or settlement, the Claimant shall waive any right to indemnity therefor by the Indemnifying Party and no amount in respect thereof shall be claimed as an Loss under this Article VIII.

(c)Notwithstanding any provision of this Section 8.06 to the contrary, the Indemnifying Party shall not be entitled to assume the defense of a Third Party Claim if such Third Party Claim (i) is required to be (and is being) conducted and controlled by the R&W Insurance Carrier pursuant to the R&W Insurance Policy terms and conditions, (ii) seeks non-monetary relief, including injunctive or other equitable relief, (iii) involves a criminal or quasi-criminal allegation by a Governmental Authority, (iv) involves a claim by a Material Customer, Material Supplier or a Governmental Authority, or (v) may result in a Loss which exceeds the amount, if any, of the Indemnifying Party’s remaining liability pursuant to Section 8.04 (taking into account all other pending Indemnification Notices and Litigation Notices).
(d)The representations and warranties set forth in this Agreement are part of the basis of the bargain contemplated by this Agreement; accordingly, the rights of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, to indemnification hereunder in respect of a breach thereof or inaccuracy therein shall not be limited or waived by virtue of any knowledge of any such Person thereof, regardless of whether such knowledge was obtained through such Person’s own investigation or otherwise or was obtained before the date of this Agreement and/or the Closing Date.
Section 8.07Net Recovery.
(a)Prior to and in conjunction with seeking indemnification, the Buyer Indemnified Parties shall use their commercially reasonable efforts to mitigate, to the extent required by applicable Law, the amount of Losses for which it is seeking indemnification under this Article VIII.
(b)The Buyer Indemnified Parties shall use their commercially reasonable efforts to pursue and provide notice of (or cause their Affiliates to pursue and provide notice of) any and all insurance claims under available third party insurance policies relating to any Loss for which it is seeking indemnification under this Article VIII, including, without limitation, under the R&W Insurance Policy; provided, that the Buyer Indemnified Party shall not be obligated to institute litigation, arbitration or any such other Proceeding against any insurer. As a condition to the right of the Buyer Indemnified Parties to pursue any claim under Section 8.02(a) or Section 6.06(d) against Seller, Buyer shall notify the R&W Insurance Carrier with respect to each such claim and shall pursue such claim under the R&W Insurance Policy, if and to the extent the retention under the R&W Insurance Policy has been met and the limit under the R&W Insurance Policy has not been met; provided, that this sentence shall not be deemed to limit the ability to make a claim in respect thereof in order to make such claim before the applicable deadline set forth in Section 8.01. Seller agrees and acknowledges that Buyer or any other Buyer Indemnified Party may provide an Indemnification Notice or a Litigation Notice pursuant to this Article VIII and substantially concurrently therewith may provide a claim notice against the R&W Insurance Policy, for purposes of satisfying the retention under the R&W Insurance Policy, and submission of any such claims thereunder shall in no way limit the Buyer Indemnified Parties’ right to indemnification against Seller pursuant to, and subject to the terms of, the other provisions of this Article VIII.

(c)The Buyer Indemnified Parties shall use their commercially reasonable efforts to pursue (or cause their Affiliates to pursue) any and all claims against third parties relating to any Loss for which it is seeking indemnification under this Article VIII; provided, that the Buyer Indemnified Party shall not be obligated to institute litigation, arbitration or any such other Proceeding against any Material Customer or Material Supplier.
(d)If any amounts with respect to a Loss claimed by a Buyer Indemnified Party under this Article VIII are actually recovered under available third party insurance policies or from third parties (net of out-of-pocket costs reasonably incurred in obtaining such insurance proceeds or other amounts and any insurance premium increases for the next scheduled renewal of the policy that are directly attributable to such Loss) (the “Recovery Amount”), then the amount of such Loss shall be reduced by the Recovery Amount; provided, however, that payments received under the R&W Insurance Policy with respect to such Loss shall, instead of reducing such Loss, instead be applied first in satisfaction of such Loss. In the event that the Buyer Indemnified Party receives the Recovery Amount after the applicable indemnification payment is made by the Indemnifying Party to the Buyer Indemnified Party with respect to such Loss, the Buyer Indemnified Party shall promptly (i) pay to Seller, by wire transfer of immediately available funds, or (ii) if any Indemnity Escrow Amount is, at such time, being held by the Escrow Agent, to the extent recovered out of the Indemnity Escrow Amount, deposit with the Escrow Agent, as the case may be, an amount by which (x) the Recovery Amount plus the aggregate amount actually paid by the Indemnifying Party to the Buyer Indemnified Party with respect to such Loss exceeds (y) the aggregate amount of such Loss, but only up to the amount previously paid by or on behalf of Seller under this Article VIII or distributed to the Buyer Indemnified Parties from the Indemnity Escrow Amount in respect of such claim.
(e)Notwithstanding anything to the contrary contained in this Agreement, Seller shall not have any liability under this Agreement with respect to any matter to the extent such matter and amount has been taken into account in the determination of the Final Closing Working Capital, Final Closing Indebtedness or Final Selling Expenses.
(f)Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnified Parties shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes that (i) are due to the unavailability in any Tax period (or portion thereof) of any net operating loss, credit or other Tax attribute of the Company, (ii) result from transactions or actions taken by Buyer or any of its Affiliates (including, for the avoidance of doubt, the Company) on or after the Closing Date that are not expressly required by this Agreement, including a breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Section 6.09, (iii) result from any Buyer financing transaction, (iv) do not arise from a Third Party Claim or (v) with respect to any breach of a representation or warranty in Section 4.18 (other than Section 4.18(a)(v)) or with respect to Section 6.06(d), are attributable to Tax periods (or portions thereof) beginning after the Closing Date.

Section 8.08Indemnity Escrow Release.
(a)After the giving of any notification of a claim pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article VIII shall be determined: (i) by a written agreement between the Indemnified Party and the Indemnifying Party or (ii) by a final judgment or decree of any court of competent jurisdiction. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken, or when all appeals taken shall have been finally determined.
(b)Any amount of the Indemnity Escrow Amount remaining in the Escrow Account as of the first Business Day following the date that is twelve (12) months after the Closing Date (including any interest, income and profits thereon, but less an amount equal to the total amount claimed in any then pending claims for indemnification made by the Buyer Indemnified Parties), shall be released by the Escrow Agent and disbursed to Seller. If any amount of the Indemnity Escrow Amount remaining in the Escrow Account was so withheld from disbursement as of such date in respect of one or more then-pending claims for indemnification made by the Buyer Indemnified Parties, following the final resolution and payment of each such claim, the portion of the remaining Indemnity Escrow Amount then exceeding the aggregate amount of all other such claims that remain pending shall be released to Seller.
(c)Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account as required by this Agreement.
Section 8.09Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.10Exclusive Remedies. Except as provided in Section 2.03, Section 6.06 and Section 9.13 and except for legal or equitable relief for any claim for Fraud, the right to indemnification under this Article VIII, subject to all of the terms, conditions and limitations of this Article VIII, shall, from and after the Closing, constitute the sole and exclusive right and remedy available to any party hereto (and any Buyer Indemnified Party or Seller Indemnified Party) for any actual or threatened breach of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, and, from and after the Closing, no Party shall initiate or maintain any Proceeding at law or in equity against the other Party which is directly or indirectly related to any breach or threatened breach of this Agreement or the transactions contemplated hereby other than as set forth in this Article VIII. Anything herein to the contrary notwithstanding, no breach of any provisions of this Agreement shall give rise to any right on the part of any Party, after the Closing, to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE IX.
Miscellaneous
Section 9.01Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that (for the avoidance of doubt) Seller shall pay all amounts payable to Fidus.
Section 9.02Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	DanChem Holdings, LLC c/o Edgewater Capital Partners 5005 Rockside Road, Suite 840 Independence, OH 44131 Facsimile: (216) 292-3838 Email: rgirton@EdgewaterCapital.com Attention: Robert Girton
with a copy to:	Taft Stettinius & Hollister LLP 200 Public Square, Suite 3500 Cleveland, OH 44114 Facsimile: (216) 241-3707 Email: hbobrow@taftlaw.com Attention: Howard Bobrow
If to Buyer:	Synalloy Corporation 4510 Cox Road, Suite 201 Richmond, Virginia 23060 Facsimile: (804) 822-3270 Email: dtackett@synalloy.com Attention: Doug Tackett
with a copy to:	Jenner & Block LLP 353 North Clark Street Chicago, IL 60654 Facsimile: (312) 923-2707 Email: dbatterson@jenner.com Attention: Donald E. Batterson

Section 9.03Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, (d) references to any Person include the successors and permitted assigns of such Person (e) words importing any gender shall include other genders, (f) with respect to definitional matters, words importing the singular only shall include the plural and vice versa, and (g) any reference to “made available” means a document or other item of information that was provided or made available to Buyer and its Representatives in the Data Room in connection with the transactions contemplated hereby at least five (5) Business Days prior to Closing. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedule and

Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The Disclosure Schedule is organized into sections, which correspond to the sections of this Agreement and contain certain information (and in some cases copies of certain documents) called out in this Agreement. Any disclosure under one of the disclosure schedules in the Disclosure Schedule shall be deemed disclosed under all representations and warranties set forth in this Agreement and all other disclosure schedules in the Disclosure Schedule solely to the extent the relevance of such disclosure to such other representations and warranties or other disclosure schedule in the Disclosure Schedule is reasonably apparent on its face. Disclosure of any matter in the Disclosure Schedule shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matters to which the representation or warranty relates, the inclusion of any matter in the Disclosure Schedule does not constitute a determination by the parties hereto that any such matter is material. The disclosure of any matter in the Disclosure Schedule does not imply that such matter has a greater significance, or is more material in value, than any matter that is undisclosed.
Section 9.04Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 9.05Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 9.06Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.
Section 9.07Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.
Section 9.08No Third-party Beneficiaries. Except as provided in Section 6.04, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.09Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 9.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement and the other documents and instruments delivered pursuant hereto and thereto shall be governed, construed, and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO

ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).
Section 9.11Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 9.12Non-recourse. Except for claims related to Fraud, (a) this Agreement may only be enforced against, and any Claim, action, suit or Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party and (b) no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any Claim, action, suit or Proceeding based on, in respect of or by reason of the transactions contemplated hereby.
Section 9.13Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 9.10(b), in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.
Section 9.14Conflict Waiver. Buyer agrees, on its own behalf and on behalf of its Affiliates and their respective officers, directors, partners, managers, members and employees (the “Waiving Parties”), that (a) Taft Stettinius & Hollister LLP (“Counsel”) may serve as counsel following the Closing to Seller and each and any of its Affiliates (other than the Company), or any of their respective officers, directors, partners, managers, members and employees (the “Seller Group”), in connection with any actions, suit, Claim or Proceeding or dispute arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby or thereby, notwithstanding Counsel’s representation (or any continued representation) of any of the Seller Group (as applicable), and (b) each Waiving Party irrevocably consents thereto and waives (and agrees not to assert) any conflict of interest, legal conflict or objection arising therefrom and agrees that Counsel may rely upon the foregoing consent and waiver.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

SELLER:	DanChem Holdings, LLC By: Robert Girton, Manager
BUYER:	Synalloy Corporation By: Christopher Hutter Interim Chief Executive Officer
[Signature Page to Stock Purchase Agreement]

EXHIBIT A
Target Working Capital Example Calculation
See attached.

EXHIBIT B
Form of Escrow Agreement
See attached.

EXHIBIT C
Form of Preliminary Adjustment Statement
Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement to which this Exhibit C is a part.
Pursuant to Section 2.03(b)(i) of the Agreement, Buyer’s calculation of:
(a)the Final Closing Working Capital is $        ;
(b)the Final Closing Cash is $        ;
(c)the Final Closing Indebtedness is $        ;
(d)the Final Selling Expenses is $        ; and
(e)the Post-Closing Adjustment is $
Set forth in Appendix I hereto is the calculation of Final Closing Working Capital with the same level of detail as used in the calculation of Estimated Closing Working Capital contained in the Estimated Closing Statement.

EXHIBIT D
Applicable Accounting Principles
See attached.

EXHIBIT E
R&W Insurance Policy
See attached.